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                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of April 13, 1998 (the "Agreement"), is made and entered into by and among SPEEDY MUFFLER KING INC., an Ontario corporation ("Parent"), SPEEDY (U.S.A.), INC., a Delaware corporation ("Speedy U.S.A."), BLOOR AUTOMOTIVE INC., a Delaware corporation ("Bloor"), SPEEDY CAR-X INC., a Delaware corporation ("Car-X", and together with Bloor, "Sellers"), SPEEDY HOLDING CORP., a Delaware corporation ("Purchaser"), and MONRO MUFFLER BRAKE, INC., a New York corporation ("Monro").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Bloor, a direct wholly-owned subsidiary of Speedy U.S.A. and an indirect wholly-owned subsidiary of Parent, owns and operates a chain of automotive repair shops under the "Speedy" name in the United States specializing in the repair and replacement of automotive mufflers and exhaust systems, shock absorbers and ride control products, brake systems and other automotive products and services (the "Bloor Business", which for purposes of this Agreement does not include automotive repair shops operated under the "Car-X" name in the United States by Bloor's subsidiary Discoverer Services, Inc. ("Discoverer"));

         WHEREAS, Car-X, a direct wholly-owned subsidiary of Speedy U.S.A. and an indirect wholly-owned subsidiary of Parent, franchises similar automotive repair shops under the "Speedy" name in the United States specializing in the repair and replacement of automotive mufflers and exhaust systems, shock absorbers and ride control products, brake systems and other automotive products and services (the "Car-X Business", which for purposes of this Agreement does not include the automotive repair shops franchised by Car-X under the "Car-X"
name) (the "Bloor Business" and the "Car-X Business," together, the "Business");

         WHEREAS, Bloor currently operates a total of 192 shops (excluding the Webster Shop (as defined herein)) operated under the "Speedy" name (the "Company-Owned Shops") and Car-X franchises 13 shops under the "Speedy" name (the "Franchised Shops" and together with the Company-Owned Shops, the "Shops");

         WHEREAS, Purchaser desires to purchase and acquire from Sellers and Sellers desire to sell and convey to Purchaser, substantially all of Sellers' respective assets relating to the Business, including, without limitation, all of their respective right, title and interest in and to all land and buildings, equipment, inventories, signage and improvements used in connection with, and all contract rights relating to, the operation of the Shops and the Business, and Purchaser desires to assume from Sellers and Sellers desire to assign to Purchaser certain of Sellers' liabilities relating to the Business (collectively, the "Acquisition"), all on the terms and conditions set forth herein; and

         WHEREAS, Parent agrees to guarantee the obligations of Sellers hereunder, and Monro agrees to guarantee the obligations of Purchaser hereunder, and each agrees to make certain undertakings, on the terms and conditions set forth herein.


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         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1.

                                PURCHASE AND SALE

         Section 1.1. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article 1, Sellers shall grant, sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Sellers, all right, title and interest of Sellers in and to all of the assets, properties and rights of Sellers as of the Closing Date (as hereinafter defined) constituting or relating to the Business or used or held for use therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights are hereinafter collectively referred to as the "Assets").

         Section 1.2. INCLUDED ASSETS. Except as otherwise expressly set forth in Section 1.3 hereof, the Assets shall include, without limitation, the following assets, properties and rights of Sellers as of the Closing Date:

                  (a) all notes receivable, prepaid expenses, security deposits, other deposits and advances relating to the Business;

                  (b) all inventories, raw materials, spare parts, stores and supplies, office supplies and other inventory items used in the Business;

                  (c) all machinery, equipment, business machines, computer hardware, vehicles, furniture, fixtures, tools, parts, leasehold and building improvements and other tangible property owned and used in the maintenance and operation of the Business;

                  (d) all of the signs and graphic inserts to any signage packages, related components and peripherals, and any other materials that have imprinted thereon any trademarks or service marks used by Sellers and owned by Sellers, Parent or their Affiliates (as hereinafter defined) used in connection with the Shops;

                  (e) all right, title and interest of Sellers in all leases pursuant to which Sellers lease real property, buildings, structures, improvements, fixtures and equipment (collectively, the "Leased Real Property") used in the operation of the Shops (including those listed on Schedule 3.5(b) attached hereto) and the Business (collectively, the "Real Property Leases");

                  (f) all right, title and interest of Sellers in all contracts (written or oral), agreements or other instruments relating to the Business (including, but not limited to, those listed on SCHEDULE 1.2(f) attached hereto, but excluding those contracts, agreements or other instruments listed on Schedule 1.3(n) hereto) (the "Assumed Contracts"), including, without limitation, all purchase orders for supplies and other raw materials, machinery, equipment, inventory and other items, contracts with customers and suppliers,




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         all leases of personal property and the Real Estate Purchase Agreement dated October 17, 1998 between Bloor and TRZ Investments, Inc. relating to the sale of the "Speedy" shop located in Macomb County, Michigan (the "Detroit Contract");

                  (g) all of Car-X's right, title and interest in and to the Franchise Agreements (as hereinafter defined) listed in Schedule 3.12 attached hereto;

                  (h) all of Sellers' prepaid expenses, credit memos and deposits arising under the Assumed Contracts;

                  (i) (i) all of Sellers' right, title and interest in and to all owned real property, including the buildings, structures, fixtures and improvements located thereon, (ii) all licenses, permits, approvals, qualifications, easements and other rights relating thereto, other than those which are not transferable as indicated on Schedule 3.10(i), as supplemented, and (iii) all easements and similar rights of Sellers that are utilized in or necessary to the Business, (collectively, the "Real Property");

                  (j) (i) all right in the United States of the Sellers to trademarks, trade names, and service marks owned or licensed by Sellers and used in the Business other than the SPEEDY Marks (as defined below), including, without limitation, those set forth on Schedules 3.19(ii)(a), (iv) and (v) attached hereto and including, where title in a trademark, trade name or service mark is conveyed hereby, the goodwill of the Business represented by said trademarks, trade names and service marks, (ii) all right in the United States to any trademarks, trade names and service marks owned or licensed by Sellers having the formative SPEEDY (hereinafter, the "SPEEDY Marks"), including, but not limited to the marks listed on Schedule 3.19(ii)(b), together with the goodwill of the Business represented by the SPEEDY Marks, provided that (x) Purchaser shall only use the SPEEDY Marks in those markets listed on SCHEDULE 1.2(j), and shall not use the SPEEDY Marks anywhere in the United States after the expiration of the ten-year period commencing on the Closing Date, (y) neither Seller nor their affiliates shall use the SPEEDY Marks in the United States after the Closing Date, provided that franchisees under Franchise Agreements (as defined in Section 3.12 hereof) and Franchise Reservation Agreements in existence as of the Closing Date and assumed by Purchaser, as the same may be extended or renewed, shall continue to be able to use Speedy Marks in accordance with the terms and conditions of such agreements, notwithstanding the expiration of such 10 year period, and (z) Sellers' rights in the SPEEDY Marks in all regions outside of the United States shall not be affected by this Agreement, (iii) an undivided interest, as tenant in common with Sellers or one or more of Sellers as the case may be, in and to all rights now owned by Sellers, or one or more of Sellers as the case may be, in patents, know-how, trade secrets, technical documentation and copyrights which are necessary or useful to the operation of the Shops and the Business, including without limitation the items listed on SCHEDULES 3.19(i) and
         (iii) attached hereto but excluding those items which are indicated on said Schedules as being non-transferrable (provided that Sellers use commercially reasonably efforts to obtain consent to transfer), and
         (iv) all general goodwill of the Business not represented by the aforesaid trademarks and service marks;

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         the rights conveyed by this Section 1.2(j) herein sometimes referred to as the "Intellectual Property";

                  (k) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Sellers with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise; provided, that, in the event any such causes of action, lawsuits, judgments, claims and demands arise by way of counterclaim in an action or proceeding involving either of Sellers, at such Seller's option, Seller shall have the right to pursue such counterclaim, under its direction and control, and upon recovery of any amount with respect to such counterclaim, shall remit to Purchaser said amount net of the reasonable costs of recovery (including attorneys' fees);

                  (l) all of Sellers' right, title and interest in and to all guarantees, warranties, indemnities and similar rights, including all related rights of recovery and set-off, in favor of Sellers or Parent, and all proceeds under insurance policies other than as provided in
         Section 1.3(m), each with respect to any Asset or the Business;

                  (m) all of Sellers' right, title and interest under, in and to governmental permits, licenses concessions, authorizations or similar rights relating to the Business, including, without limitation, those listed on SCHEDULE 3.10(i) attached hereto other than those which are not transferable as indicated on SCHEDULE 3.10(i), as supplemented;

                  (n)      cash on hand in the Company-Owned Shops;

                  (o) all of Sellers right, title and interest in and to other tangible and intangible assets of any kind or description, related to the operation of the Company-Owned Shops or the Business wherever located, which are owned or used by Sellers; and

                  (p) the customer data base and originals or duplicate copies of all information, files, correspondence, records, data, plans, contracts and recorded knowledge, including supplier lists and all accounting books and records, relating to the Assets other than the Excluded Assets and other than information of the type described on
         SCHEDULE 1.2(p) (the "Records").

         Section 1.3. EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Sellers as of the Closing Date (collectively, the "Excluded Assets"):

                  (a) all cash, commercial paper, certificates of deposit (other than any certificate of deposit that has been posted as a security deposit) and other bank deposits, all other cash equivalents and marketable securities and all checks, drafts and other similar writings for the payment of money whether or not collected or available for use or transfer by Sellers, in each case at or prior to 8:00 a.m. (New York time) on the Closing Date (the "Cutoff Time"), other than cash on hand in the Company-Owned Shops (collectively, "Cash");

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                  (b) the real property, including the buildings, structures, fixtures and improvements located thereon and all easements and other similar rights relating thereto, and the leasehold interests which comprise the sites owned or leased by the Sellers and operated as Car-X facilities (the "Excluded Real Property");

                  (c) all of the outstanding capital stock of Discoverer Services, Inc., a Delaware corporation (the "Excluded Subsidiary");

                  (d) all rights as franchisor, under franchise agreements or otherwise, with respect to Car-X franchises, and all rights under agreements which relate solely to the Car-X business (collectively, the "Excluded Agreements");

                  (e) all of the inventory, supplies and other personal property located at the Car-X sites as of the date hereof with such changes thereto as may occur in the ordinary course of business through the Closing Date;

                  (f) the corporate seal, articles of incorporation, minute books, stock books, tax returns and other constituent records relating to the corporate organization of Sellers and Discoverer and all books and records other than an original or duplicate set of the Records;

                  (g) all rights of Sellers under this Agreement and the Seller Ancillary Documents (as hereafter defined);

                  (h) "Speedy" Shop #3145 located on Webster Avenue in the Bronx, New York (the "Webster Shop"), including the fixed assets and other improvements comprising the Webster Shop;

                  (i) Sellers' "Point of Sale and Host System" software (provided that Purchaser shall have the right to use such software in accordance with the Transition Services Agreement);

                  (j) all credits from suppliers or other third parties for the benefit of the Sellers earned or accrued as of the Closing Date;

                  (k) accounts receivable and credits relating to the Business;

                  (l) all brake "cores" located at the Company-Owned Shops (the "Brake Cores") and any related credits that may result upon their return to any brake supplier;

                  (m) any proceeds of insurance to the extent such proceeds reimburse Sellers for losses actually incurred by Sellers prior to the Closing Date, regardless of when such proceeds may be received.

                  (n) the other assets, properties or rights set forth on
         SCHEDULE 1.3(n) hereto.


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         Section 1.4. ASSUMPTION OF ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, at the Closing and except as otherwise specifically provided in Sections 1.5 and 2.7 hereof, Purchaser shall assume and agrees to pay, discharge or perform, when due (subject to the Purchaser's right to dispute any such liabilities or obligations in good faith and without any recourse or liability to Sellers), all liabilities and obligations of Sellers under the Assumed Contracts, the accounts payable, product warranty reserves, capital lease obligations, and other accruals of the type identified on SCHEDULE 1.4(a), as of the Closing Date which relate solely to the Business and the Assets and which arose in the ordinary course of business and all Environmental Liability related to any Real Property or Leased Real Property validly transferred or assigned to Purchaser pursuant to this Agreement to the extent not indemnified by Seller pursuant to Section 9.6 (collectively, the "Assumed Liabilities"); provided, however that Purchaser and Sellers shall share equally in the cost of purchasing an Environmental Impairment and Liability and Cleanup Policy issued by Steadfast Insurance Company intended to cover the Environmental Liabilities assumed under this Section 1.4, up to an aggregate total one time premium cost not to exceed $120,000; and provided further that with respect to Shops 2030, 2072 and 3105 Sellers shall at their sole cost and expense and without limitation as to time or amount undertake and complete the responsibilities and/or actions as fully set forth on SCHEDULE 1.4(b).

         Section 1.5. EXCLUDED LIABILITIES. Notwithstanding anything to the contrary set forth herein, the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of any liabilities other than the Assumed Liabilities (collectively the "Excluded Liabilities") including, without limitation, the following:

                  (a) any indebtedness (including principal, accrued interest and fees) outstanding under any bank credit agreement or other agreement or instrument for borrowed money or funded indebtedness to which either Sellers or any of their Affiliates is a party (either as debtor or guarantor), including, without limitation, under (i) the credit facility entered into by and among Parent, Speedy (U.S.A.) Inc., Bloor, Car-X, Discoverer and Pit-Shop Auto Service GmbH, as borrowers, and the Bank of Nova Scotia, as agent and certain financial institutions as lenders thereunder (the "New Credit Facility") and (ii) the guaranty by Bloor and Car-X ("Note Guarantees") of the 10 7/8% Senior Notes due 2006 issued by Parent and Speedy (U.S.A) Inc. (the "Senior Notes");

                  (b) any liability or obligation of Sellers that did not arise solely out of the conduct of or relate to the Business and/or the Assets;

                  (c) any liability or obligation arising under or relating to any of the Excluded Assets;

                  (d) any liability or obligation, including, without limitation, any accounts payable of Sellers, to the Excluded Subsidiary or any other Affiliate of Sellers;

                  (e) any federal, state or local tax and any penalty, interest or addition to tax relating thereto, including, without limitation, any such taxes which (i) are payable by Sellers, Parent or any member of any affiliated, combined, consolidated or unitary group


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         of which Parent, either of the Sellers or any Excluded Subsidiary is or has been a member (each, an "Affiliated Group"), (ii) are imposed upon Sellers, Parent or any member of any Affiliated Group incident to or arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby, or (iii) are related to any Seller Benefit Plan (as hereinafter defined);

                  (f) any liability or obligation of Sellers relating to or arising from any fraudulent act of either of the Sellers or their Affiliates;

                  (g) any liability or obligation of Sellers arising out of or incurred in connection with the operation and administration of any employee benefit plan or program sponsored by Sellers or an ERISA Affiliate (as hereinafter defined) or to which Sellers or an ERISA Affiliate is or was obligated to make contributions, including, without limitation, any multiemployer plan or any other plan subject to Title IV of ERISA (as hereinafter defined);

                  (h) any liability or obligation of Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Sellers or any of its Affiliates;

                  (i) any Environmental Liability related to any real property or leased property currently or formerly owned or leased by Sellers which is not validly transferred or assigned to Purchaser pursuant to this Agreement;

                  (j) any liability or obligation arising under a claim for worker's compensation or insurance claims relating to the Business; or

                  (k) the lease with respect to the Webster Shop and any other liability relating to, or arising from, the Webster Shop.


                                   ARTICLE 2.

                                 PURCHASE PRICE

         Section 2.1. PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Assets shall be (i) Fifty Two Million Dollars ($52,000,000), (ii) plus or minus any Adjusting Payment (as defined in Section 2.5), and (iii) if the closing under the Detroit Contract has occurred prior to the Closing Date, minus the consideration received by Sellers or their affiliates in such sale net of related transaction costs (including, without limitation, legal fees, finders fees and environmental remediation expenditures). All references to "$" or "Dollars" in this Agreement shall mean U.S. Dollars unless otherwise specified.

         Section 2.2. PAYMENT OF PURCHASE PRICE. The Purchase Price will be paid as follows:

                  (a) Purchaser shall pay to Sellers on the Closing Date the aggregate amount of $52 million less (x) the Environmental Holdback Amount determined in accordance with



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         Section 2.7 (such amount to be held in escrow and disbursed pursuant to the Environmental Escrow Agreement), (y) the Real Estate Escrow Amount, such amount to be held in escrow and disbursed pursuant to the Real Estate Escrow Agreement and (z) the applicable amount, if any, under
         Section 2.1(iii).

                  (b) If there is an Adjusting Payment (as determined pursuant to Section 2.5), Sellers shall pay to Purchaser or Purchaser shall pay to Sellers, as the case may be, on the date specified in Section 2.5, an amount equal to the Adjusting Payment plus interest as calculated in accordance with Section 2.6.

         Any amounts payable pursuant to clauses (a) or (b) above shall be paid by wire transfer to such account designated by the party receiving payment not less than 48 hours prior to the date of payment. Any post-Closing payment pursuant to Section 2.5 or any indemnity payments to or from Sellers or to or from Purchaser (other than interest) shall be treated by Purchaser and Sellers as purchase price adjustments for all tax purposes unless otherwise required by applicable law.

         In addition to the foregoing, Purchaser shall purchase from Sellers, for an amount equal to the net book value thereof on the Closing Date, the inventory (other than Non-Returnable Inventory), removable equipment and removable fixtures of the Webster Shop, as set forth in SCHEDULE 2.2.

         Section 2.3. STATEMENT OF NET ASSETS. As promptly as practicable after the Closing Date, but in any case not later than 60 days thereafter, Sellers shall cause to be prepared and delivered to Purchaser a statement of the Net Assets (as hereinafter defined) (the "Statement of Net Assets") in accordance with the following guidelines (the date on which such Statement of Net Assets is delivered by Sellers to Purchaser is referred to herein as the "Delivery Date"):

                  (a) the Statement of Net Assets shall be in the form attached as EXHIBIT B and shall set forth the net book values of the Assets and Assumed Liabilities as of the Closing Date (the "Net Assets"), which net book values shall be (i) derived from and in accordance with the books and records of the Business, determined in accordance with United States generally accepted accounting principles consistently applied during the periods involved ("GAAP"), as modified by those principles set forth on the Statement of Methods for Determining Net Assets, attached hereto as EXHIBIT C, including without limitation, the principle that Non-Returnable Inventory shall be excluded from the Statement of Net Assets. Non-Returnable Inventory means inventory that as of the Closing Date is not listed on any current vendor list;

                  (b) the Statement of Net Assets shall have been audited by Price Waterhouse LLP utilizing its Toronto, Ontario office ("PW Toronto") and shall be accompanied by their report thereon;

                  (c) all inventories reflected on the Statement of Net Assets shall be valued at the lower of cost or market consistent with past practice with cost determined under the first-in, first-out ("FIFO") valuation method; and

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                  (d) Purchaser and the Rochester office of Price Waterhouse LLP
         ("PW Rochester") shall have the right to observe all steps (including any physical inventory) taken by Sellers in connection with the preparation of the Statement of Net Assets and to review all work papers and procedures relating thereto and shall have complete access to all books and records of the Business during normal business hours relevant to the preparation of the Statement of Net Assets.

         Upon receipt by Purchaser of the Statement of Net Assets, Purchaser and PW Rochester shall have 30 days to review the Statement of Net Assets (the "Review Period"). If Purchaser disputes the Statement of Net Assets so delivered by Sellers, Purchaser shall, on or prior to the last day of the Review Period, prepare and submit to Sellers a notice of dispute (a "Notice of Dispute") which shall set forth Purchaser's proposed Statement of Net Assets and shall specifically enumerate the items and calculations objected to in the Statement of Net Assets prepared by Purchaser (the "Disputed Items"). If Purchaser fails to deliver a Notice of Dispute prior to the last day of the Review Period, the Statement of Net Assets delivered by Sellers to Purchaser pursuant to this
Section 2.3 shall be the final Statement of Net Assets for purposes of this Agreement. Upon receipt of a Notice of Dispute, Sellers and Purchaser will, for a period of 20 days following delivery of such Notice of Dispute, seek in good faith to resolve all Disputed Items and agree on a Statement of Net Assets.

         Section 2.4. ARBITRATION. After receipt of a Notice of Dispute, if Sellers and Purchaser are unable to agree on a Statement of Net Assets within the 20-day period referred to in the last sentence of Section 2.3, Arthur Andersen LLP or in the event that Arthur Andersen LLP is unable or unwilling to serve, another nationally recognized firm of independent public accountants selected by PW Toronto and PW Rochester (the "Arbitrator"), and each of the Sellers and PW Toronto, on the one hand, and Purchaser and PW Rochester on the other hand, shall, within 20 days after the date on which the Notice of Dispute was delivered by Purchaser to Sellers, prepare and submit to the other and to the Arbitrator its respective proposed Statement of Net Assets together with a statement of its position with respect to any unresolved Disputed Items. The Arbitrator shall, after the submission of such information by Purchaser and Sellers, review such Disputed Items only and submit its written decision to Sellers and Purchaser within 20 days after receipt of such information by Purchaser and Sellers, and the Statement of Net Assets as adjusted by the Arbitrator shall be the final Statement of Net Assets for purposes of this Agreement. In connection with such review, the Arbitrator shall have complete access to representatives of PW Toronto and PW Rochester and all books and records of the Business relevant to preparation of the Statement of Net Assets. Any determination by the Arbitrator with respect to any disputes regarding the Statement of Net Assets shall be final and binding on Sellers and Purchaser. The costs of the Arbitrator shall be borne 50% by Sellers and 50% by Purchaser.

         Section 2.5. POST-CLOSING ADJUSTMENT. On or before the fifth business day following the final and conclusive determination of the Statement of Net Assets pursuant to Sections 2.3 or 2.4, as the case may be, either: (a) Sellers shall pay to Purchaser the amount, if any, by which the actual amount of Net Assets shown on the final Statement of Net Assets is less than an amount equal to $47,880,000 minus $200,000 for each month (prorated for any partial month) between January 3, 1998 and the Closing Date; or (b) Purchaser shall pay to Sellers the amount, if any, by which $47,880,000 is less than the actual amount of Net Assets shown on the final Statement of


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


Net Assets. A payment made pursuant to this Section 2.5 is herein referred to as an "Adjusting Payment."

         Section 2.6. INTEREST. The Adjusting Payment, if any, shall accrue interest at the "Prime Rate" (as reported in the "Money Rates" table of THE WALL STREET JOURNAL) from the Closing Date through and including the date on which the Adjusting Payment is paid. The "Prime Rate" shall be adjusted as of the first day of each month based on the rate reported in THE WALL STREET JOURNAL as of the first business day of such month.

         Section 2.7. THE ESCROW FUND. Purchaser shall deposit at the time of Closing with the Escrow Agent pursuant to the terms of Section 9.6, and in accordance with the provisions of the Escrow Agreement attached as Exhibit A hereto, in partial satisfaction of the payment by the Purchaser of the Purchase Price, to secure the Seller Surviving Environmental Obligations, the sum of $2,000,000 in cash. All sums remaining in the Escrow Fund on the third anniversary of the Closing Date shall be returned to Seller except, in the event that Purchaser has given notice to Seller of an Environmental Liability pursuant to Section 9.6 which Environmental Liability remains outstanding and unresolved as of such third anniversary, an amount shall be retained in the Escrow Fund reasonably necessary to satisfy any such outstanding claims.




                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby represent and warrant to Purchaser and Monro as follows:

         Section 3.1. ORGANIZATION. Each Seller and Speedy U.S.A. is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is a corporation duly organized, validly existing and in good standing under the laws of Ontario and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Seller is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities with respect to the Business requires such qualification other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition, or business of the Business ("Material Adverse Effect"), and SCHEDULE
3.1 contains a complete and correct list of such jurisdictions. Each Seller, Speedy U.S.A. and Parent has heretofore made available to Purchaser correct and complete copies of its articles of incorporation and bylaws as in effect as of the date of this Agreement and has permitted Purchaser to review the minute books of Sellers and Speedy U.S.A. and, to the extent that such minute books relate to the Business, of Parent.

         Section 3.2. AUTHORIZATION. Each of the Sellers, Speedy U.S.A. and Parent has the full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Seller Ancillary Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Seller Ancillary Documents by Sellers, Speedy U.S.A. or Parent, as applicable, the performance by Sellers, Speedy U.S.A. and Parent of their respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Sellers, Speedy U.S.A. and Parent. The board of directors, and Speedy U.S.A., the sole stockholder of the Sellers, and the board of directors of Parent, have approved the execution, delivery and performance of this Agreement and each of the Seller Ancillary Documents as applicable and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the applicable Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by Sellers, Speedy U.S.A. and Parent, as applicable, and do or will, as the case may be, constitute the valid and binding agreements of each of the Sellers, Speedy U.S.A. and Parent, enforceable against it in accordance with their respective terms, except as enforceability of such may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and by general equitable principles.

         Section 3.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws of Sellers, Speedy U.S.A. or Parent, (b) except as set forth on SCHEDULE 3.3(i), any Sellers Contract, Franchise Agreement, Real Property Lease or Personal Property Lease (all as hereinafter defined), (c) any judgment, decree or order of any court or governmental authority or agency to which either Seller, Speedy U.S.A. or Parent is a party or by which Sellers, Speedy U.S.A. or Parent or any of their respective properties are bound or (d) any statute, law, rule or regulation, including Environmental Laws, applicable to Sellers, Speedy U.S.A. Parent or the Business. Except (i) for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and state bulk sales laws, (ii) for the filing of UCC-3 termination statements and documents with respect to the release of mortgages and (iii) as set forth in
SCHEDULE 3.3(ii), no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to either Seller, Speedy U.S.A. or Parent is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Sellers, Speedy U.S.A. or Parent or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Sellers, Speedy U.S.A. or Parent.

         Section 3.4. CAPITALIZATION OF SELLERS; SUBSIDIARIES. All issued and outstanding shares of capital stock of Sellers are owned beneficially and of record by Speedy U.S.A., all of the issued and outstanding capital stock of which are owned beneficially and of record by Parent. Other than the Excluded Subsidiary and except as set forth in SCHEDULE 3.4, Sellers do not own, directly or indirectly, any capital stock or any other equity securities of any corporation, firm, partnership, joint venture, association or other entity. The Excluded Subsidiary (i) as of the Closing Date will not own or possess any assets that are utilized in or necessary to the operation of the Business, (ii) is not material to the Business and (iii) is not, directly or indirectly, engaged or involved in any business other than the ownership and operation of the automotive repair shops operated under the "Car-X" name. Since January 3, 1998, other than the Excluded Assets, no assets or properties have been transferred from Sellers to any of its Affiliates.

         Section 3.5. OWNERSHIP OF ASSETS AND RELATED MATTERS.

                  (a) REAL PROPERTY. SCHEDULE 3.5(a)(i) sets forth a correct and complete list of all the Real Property. The legal description of each parcel of Real Property attached to the deeds conveying such Real Property on the Closing Date shall be consistent with the legal description used upon such parcel's acquisition by Bloor and, if requested by Purchaser, subject to change or correction on the Closing Date as shall be necessary or appropriate to conform to the descriptions used in the title insurance commitments referred to in
         Section 5.15 to the extent obtained. At the Closing, Bloor shall convey to Purchaser by recordable special or limited warranty deed Bloor's right, title and interest in and to the Real Property and by recordable assignment all of Bloor's right, title and interest as lessee in and to the Real Property Leases. The Real Property and Real Property Leases include all real property owned or leased by Bloor that is used or held for use in the Business except the Webster Shop. Bloor's conveyance of the Real Property and its assignment of the Real Property Leases shall be subject only to the following matters and exceptions ("Permitted Exceptions"): (i) with respect to the Real Property (A) liens for taxes, assessments or governmental charges or levies which are neither delinquent nor due and payable as of the Closing Date, and (B) zoning, building or other restrictions, variances, covenants, rights-of-way, encumbrances, easements and agreements, none of which, individually or in the aggregate, shall, in Purchaser's reasonable judgment, interfere in any material respect with the use or occupancy of any of the Real Property or Real Property Leases in the manner any of such parcels is currently being used and (ii) with respect to the Real Property Leases, the terms and conditions of such leases. If, prior to the Closing Date, Purchaser shall give Bloor notice of Unpermitted Exceptions, as defined herein, pursuant to Section 5.17, Bloor shall clear and remove or otherwise deal with such Unpermitted Exceptions as provided in Section 5.17.

                  Except as set forth in SCHEDULE 3.5(a)(iii), Bloor is in possession of all of the Real Property and all buildings, structures, fixtures and improvements located thereon. None of the Excluded Real Property is used in the Business except the Webster Shop, and none of the Excluded Real Property is contiguous (including by virtue of being across a public right-of-way) to any of the Real Property.

                  Sellers have heretofore made available to Purchaser copies of all deeds, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents (including all amendments of any of the foregoing) in Seller's possession; provided, however, that Purchaser's knowledge of the information set forth in such material shall not constitute a waiver of any representation or warranty contained in this Agreement. Bloor shall permit Purchaser prior to the Closing Date to make the inspections referred to in
         Section 5.2 hereof. Except as set forth in SCHEDULE 3.5(a)(iv): (i) the Real Property and Leased Real Property and the current use thereof by the Sellers do not violate any building, zoning or similar land use law or governmental regulation in any way which may interfere in any material respect with the continued use or occupancy of such Real Property and such Leased Real Property in the manner in which they are currently being used, (ii) all buildings, structures and other improvements located on the Real Property or Leased Real Property are adequate and suitable for the purposes for which they are presently being used, and located fully within the lines of record title, (iii) Sellers have not received any notice, official or otherwise, that any Real Property or Leased Real Property, or the use thereof, is in violation of any applicable building, zoning or similar land use law, rule or regulation of any governmental authority, (iv) Bloor has all necessary occupancy certificates, licenses and permits which are necessary for the use and occupancy of each Shop and other Business location in the manner in which it is currently being used, and (v) there are no condemnation proceedings pending or, to Sellers' knowledge, threatened against any of the Real Property or the improvements thereon.

                  (b) REAL PROPERTY LEASES. SCHEDULE 3.5(b)(i) sets forth a correct and complete list of the Real Property Leases. Bloor has heretofore made available to Purchaser correct and complete copies of all the Real Property Leases set forth on SCHEDULE 3.5(b)(i), provided, however, that Purchaser's knowledge of the information set forth in such material shall not constitute a waiver of any representation or warranty contained in this Agreement. Bloor shall permit the Purchaser prior to the Closing Date to make the further inspections set forth in
         Section 5.2 hereof. The Real Property Leases are valid and enforceable in accordance with their respective terms with respect to Bloor and each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and by general equitable principles and are in full force and effect and have not been amended except as set forth on SCHEDULE 3.5(b)(i). Bloor is not in default in any material respect under such Real Property Leases and, to Seller's knowledge, no lessor is in default in any material respect under such Real Property Leases. There are no condemnation proceedings pending or, to Seller's knowledge, threatened against any of the real property or improvements subject to the Real Property Leases.

                  Bloor has physical possession of all parcels of real property which are covered by the Real Property Leases. At the Closing, Bloor shall assign its right, title and interest in and to the Real Property Leases to Purchaser and shall use commercially reasonable efforts to obtain and deliver such consents as shall be required to effect the assignment of the Real Property Leases.

                  (c) PERSONAL PROPERTY. Sellers have delivered to Purchaser certain lists (the "Personal Property Lists") detailing the following assets included in the Assets: (i) shop repair equipment; (ii) furniture and other fixed assets; (iii) computer equipment; and (iv) automobiles and other registered motor vehicles (such assets herein collectively referred to as the "Personal Property"). Each of the assets listed on the Personal Property Lists having a book value of at least $100,000 is included in the Assets (except for assets disposed of in the ordinary course of business consistent with past practice since the date indicated on the applicable Personal Property List), and each of the Personal Property Lists is a substantially complete list of material assets of Sellers used or held for use in connection with the Business within the respective categories of assets purported to be listed thereon. The fixed asset ledger of the Business at January 3, 1998 attached hereto as SCHEDULE 3.5(c) is accurate and complete in all material respects.

                  (d) ASSETS. All assets owned, leased, licensed or otherwise held by Sellers or their Affiliates that are used or held for use in the Business are included in the Assets, and are all of the assets heretofore used or held for use in the Business (other than the Excluded Assets and other than those disposed of in the ordinary course of business). Except as set forth in SCHEDULE 3.5(d)(i), Sellers have good title to the Personal Property free and clear of all Liens other than (i) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained, (ii) Liens arising in the ordinary course of business for sums being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained, or for sums not due, or (iii) mechanic's, worker's, materialmen's and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained. Sellers will convey to Purchaser at Closing good title to the Personal Property free and clear of all Liens. Since January 3, 1998, Sellers have not transferred any assets from the Assets to the Excluded Assets with a fair market value in excess of $75,000 in the aggregate. Except as set forth in SCHEDULE 3.5(d)(ii), the Assets, taken as a whole, have no material defects, and are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, and ordinary wear and tear excepted) and are suitable for their present uses. Except as set forth on SCHEDULE 3.5(d)(iii), no person other than Sellers owns any equipment or other tangible assets or properties situated on the premises of Sellers which are necessary to the operation of the Business, except for the leased items that are subject to the Personal Property Leases. Set forth on SCHEDULE 3.5(d)(iv) is a detailed fixed asset inventory as at January 3, 1998 by location.

                  (e) INVENTORIES. The inventories of Sellers included in the Assets (i) have an average value, as reflected on the books and records of the Business, of at least $50,000 per Company-Owned Shop, and (ii) are valued on the books and records of the Business at the lower of cost or market with the cost determined under the FIFO (as applied consistent with past practice) inventory valuation method. To the knowledge of Sellers, no previously sold inventory is subject to returns in excess of those historically experienced by the Business in the ordinary course of business consistent with past practice.

                  (f) NO THIRD PARTY OPTIONS. Except as set forth in SCHEDULE 3.5(f), there are no existing agreements granting any person the right to acquire any of Sellers' assets, properties or rights or any interest therein (other than the Excluded Assets and other than sales of assets in the ordinary course of business consistent with past practice).

         Section 3.6. FINANCIAL STATEMENTS. Sellers have delivered to Purchaser the following: The unconsolidated balance sheet of Bloor as of December 31, 1996 and January 3, 1998 and the related unconsolidated statements of income for the years ended December 31, 1995 and 1996 and January 3, 1998 (the "Seller's Financial Statements"); the Seller's Financial Statements as adjusted on a pro forma basis, in the case of the balance sheets, to reflect only the Net Assets and the Assumed Liabilities and in the case of the statements of income, to include only the revenues and expenses of the Business (the "Financial Statements", with the pro forma balance sheet as of January 3, 1998 being hereinafter referred to as the "Balance Sheet"); and the monthly statement of revenues and expenses of the Business for each fiscal month subsequent to January 3, 1998 (the "Monthly Financials"). The Financial Statements and the Monthly Financials have been prepared from, and are in accordance with, the books and records of Sellers, and such books and records have been maintained on a basis consistent with the past practice of Sellers or the Business, as the case may be. Each of the balance sheets included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Business, and each of the statements of operating income included in the Financial Statements and the Monthly Financials (including any related notes and schedules) fairly presents in all material respects the results of operations of the Business for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein or as set forth in SCHEDULE 3.6 (subject, in the case of the balance sheets included in the Monthly Financials, to the lack of footnotes and normal year-end audit adjustments). The Monthly Financials have been prepared in all material respects on a basis consistent with the principles used in the preparation of the Balance Sheet and the Monthly Financials, including, without limitation, with respect to the establishment of reserves for uncollectible receivables, contingent liabilities and other items. The Financial Statements and the Monthly Financials have been prepared in all material respects on a basis consistent with the principles used in the preparation of the Bloor financial statements for the year ended December 31, 1997. The Sellers have delivered to Buyer a report on monthly sales by Shop for each month subsequent to January 3, 1998 through February.

         Section 3.7. NO UNDISCLOSED LIABILITIES. Except as disclosed in
SCHEDULE 3.7, Sellers do not have any liabilities or obligations, contingent or otherwise, relating to, involving or affecting the Business or the Assets that are not adequately reflected or provided for in the Balance Sheet, except liabilities and obligations incurred since the date of the Balance Sheet in the ordinary course of business of the Business.

         Section 3.8. ABSENCE OF CERTAIN CHANGES.

                  (a) Since January 3, 1998 (the "Balance Sheet Date"), whether or not in the ordinary course of business, there has not (i) occurred or arisen any change in or event affecting the Assets or the Business (excluding matters relating to economic or industry conditions generally), that has had or, to the knowledge of Sellers, is reasonably likely to have, a Material Adverse Effect, or (ii) been any damage, destruction, loss or casualty to property or assets of the Business, whether or not covered by insurance, which property or assets had an aggregate book value in excess of $250,000. Since January 3, 1998, Sellers have (v) maintained cash on hand in the owned Shops at levels reasonably consistent with past practice, (w) maintained such quantities of supplies and inventory of the Business as have been maintained in the ordinary course of business of the Business reasonably consistent with past practice, (x) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business of the Business reasonably consistent with past practice, (y) funded obligations with respect to the Seller Benefit Plans on a timely basis in the ordinary course of business of the Business reasonably consistent with past practice and (z) conducted the Business in the ordinary course on a basis reasonably consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment with respect to the Business except those in the ordinary course of business.

                  (b) Except as set forth in SCHEDULE 3.8(b), since January 3, 1998, there has not been with respect to the Business (i) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business, (ii) any guaranteed checks, notes or accounts receivable which have been written off or reserved against as uncollectible, except bad debt reserves established in the ordinary course of business consistent with past practice, (iii) any write-down of the value of any asset or investment on the books or records of the Business in excess of $100,000 individually for any asset or investment or $500,000 in the aggregate, except for depreciation and amortization taken in the ordinary course of business consistent with past practice,
         (iv) any cancellation of any debts or waiver of any claims or rights (excluding credit memos issued in the ordinary course of business) except in transactions in the ordinary course of business consistent with past practice and which in any event are not in excess of $50,000 individually or $250,000 in the aggregate (other than Excluded Liabilities), (v) any sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible), other than (A) Excluded Assets, (B) inventory held for sale in the ordinary course of business consistent with past practice or (C) other assets sold, transferred or otherwise disposed of in the ordinary course of business consistent with past practice and which do not exceed $50,000 in any single transaction or $250,000 in the aggregate,
         (vi) any capital expenditures or commitments in excess of $100,000 individually or $500,000 in the aggregate, (vii) any increase in the compensation of officers or employees listed on SCHEDULE 3.14 or hourly employees other than increases to hourly employees granted on a case by case basis which are immaterial in amount or nature, whether now or hereafter payable, (viii) any increase of any reserves for contingent liabilities, (ix) any termination or failure to renew any License; (x) any termination, renewal or amendment to any Assumed Contracts; (xi) any amendment to a Seller's charter or by-laws; or (xii) any agreements to do any of the foregoing.

         Section 3.9. LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 3.9, there are no suits, actions, claims or proceedings, or investigations of which Sellers have been notified pending or, to the knowledge of Sellers, threatened against, relating to or involving Sellers, the Business or the Assets before any court, arbitrator or administrative or governmental body, except for any suits, actions, claims, proceedings or investigations relating solely to the Excluded Assets or the Excluded Liabilities. None of such suits, actions, claims, proceedings or investigations are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither Sellers nor the Business are subject to any judgment, decree, injunction or order of any court which, in any case, imposes any restriction on the Business or requires any payment. The Business is not subject to any governmental restriction specific to Sellers and its Affiliates which is reasonably likely (a) to have a Material Adverse Effect or (b) to cause a material limitation on Purchaser's ability to operate the Business after the Closing in the same manner as heretofore conducted by Sellers.

         Section 3.10. COMPLIANCE WITH LAW. Sellers have all material authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory offices and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party (collectively, the "Licenses"). Sellers are in compliance in all material respects with all applicable laws, regulations and administrative orders (including, without limitation, laws relating to employment of labor or use or occupancy of properties or any part thereof) of any country, state or municipality or of any subdivision thereof to which the Business is subject. Schedule 3.10(i) sets forth a correct and complete list of all Licenses known to Sellers. At least twenty (20) days prior to the Closing Date, Sellers shall deliver to Purchaser a supplemental SCHEDULE 3.10(i) setting forth a correct and complete list of all Licenses, indicating which are not transferable to Purchaser. Sellers have made available to Purchaser all reports and filings made or filed by Sellers pursuant to the Occupational Safety and Health Act and related to the Business since January 1, 1995. Except as set forth in Schedule 3.10(ii), since January 1, 1995, Sellers have not violated in any material respect or failed to comply in any material respect with, or been the subject of any written allegation by the Occupational Safety and Health Administration ("OSHA") that they have violated or failed to comply with, the Occupational Health and Safety Act.

         Section 3.11. SELLER CONTRACTS. SCHEDULE 3.11(i) sets forth a correct and complete list or a copy of each of the contracts, agreements, commitments, arrangements, understandings, or other instruments (in each case whether oral or written) relating to the Business (including every amendment, modification or supplement to the foregoing) (i) which involves an annual payment to or by Seller in excess of $20,000, (ii) which requires more than 90 days' prior notice by a Seller to terminate without any liability to a Seller, (iii) which limits or restricts a Seller from engaging in any business in any jurisdiction, (iv) which is material to the Business, or (v) which constitute a purchase order with over $20,000 remaining to be paid with respect to such order (which, together with the Seller Benefit Plans listed separately in SCHEDULE 3.15, but excluding the Real Property Leases, are herein referred to as the "Seller Contracts"). Correct and complete copies of all written Seller Contracts listed on SCHEDULE 3.11(i), the Real Property Leases and the Franchise Agreements have been made available to Purchaser. The Seller Contracts, the Personal Property Leases and the Franchise Agreements are valid and enforceable in accordance with their respective terms with respect to Sellers and, to the knowledge of Sellers, each other party thereto, except as the enforceability of such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, or by general equitable principles. Except as set forth on SCHEDULE 3.11(ii), there is no existing default of Sellers under any Seller Contract, Real

Property Lease, Franchise Agreement or, to the knowledge of Sellers, of any of the other parties thereto (or events or conditions which with notice or lapse of time or both would constitute a default), which default will result in a total loss to Purchaser (including reasonable attorneys' fees and other out of pocket expenses) of more than $20,000 individually for any single Seller Contract or $150,000 in the aggregate for all Seller Contracts, Real Property Leases or Franchise Agreements.

         Section 3.12. FRANCHISE AGREEMENTS. Set forth on SCHEDULE 3.12 attached hereto is a list of all franchise agreements to which Car-X is a party as franchisor with respect to the Franchised Shops (the "Franchise Agreements"). The information set forth in Car-X's Uniform Franchise Offering Circular dated May 31, 1997, as amended October 31, 1997, is correct and complete in all material respects, does not omit any information required to make the statements therein not misleading in any material respect, has been maintained current in all material respects and fairly discloses in all material respects the operations of Car-X in the manner required by applicable federal and state rules and regulations. The Franchise Agreements were entered into with the franchisees in accordance in all material respects with the statutes, rules and regulations governing the sale of franchises in effect at the time of execution of such Franchise Agreements. Car-X and Purchaser shall coordinate their efforts with respect to any notification to the franchisees of the execution of this Agreement and the consummation of the transactions contemplated herein. Except as set forth on SCHEDULE 3.11(ii), there are no payment defaults or late payments owed by any franchisees under any Franchise Agreement.

         Section 3.13. TAX RETURNS; TAXES. Sellers and each Affiliated Group (i) have paid or will pay all Taxes due with respect to the Pre-Closing Tax Period,
(ii) have filed or will file all Tax Returns required to be filed with respect to the Pre-Closing Tax Period, (iii) have paid or will pay all Taxes due with respect to the Pre-Closing Tax Period and (iv) have no liability for Taxes imposed on any other person, as transferee or successor, by contract, by operation of law or otherwise (other than liability of other members of an Affiliated Group under Treasury Regulation Section 1.1502-6 or similar provisions of state or local law). Except as set forth in SCHEDULE 3.13, no audit of any Tax Return of either Seller is in progress, no deficiency has been asserted with respect to any Pre-Closing Tax Period of either Seller or any Affiliated Group that has not been paid in full and Sellers have no knowledge of any unassessed Tax deficiency proposed or threatened against Sellers or any Affiliated Group. No Tax liens have been filed with respect to any Asset. The Seller has complied in all material respect with all applicable laws, rules and regulations relating to the withholding and payment of Taxes in connection with amounts paid to employees or other third parties. None of the Assets is subject to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1986, as amended (the "Code") (as in effect immediately prior to the enactment of the Tax Reform Act of 1986). For purposes of this Agreement, (x) "Pre-Closing Tax Period" means all taxable periods ending prior to the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes, but does not end on, the Closing Date, (y) "Tax" means all foreign, federal, state, county and local net income, gross income, gross receipts, sales, use, ad valorem, unincorporated business, employment, payroll, social security, unemployment, withholding, disability, excise, severance, occupation, premium, windfall profits, alternative minimum, franchise, license, profit, real and personal property, capital, recording, transfer, customs, stamp or other taxes, fees, charges, duties or assessments of any kind whatsoever, together with any interest and any penalties, fines additions to tax or additional amounts imposed with respect thereto and (z) "Tax Return" means any return, report or form required to be filed with respect to any Tax.

         Section 3.14. OFFICERS AND EMPLOYEES. SCHEDULE 3.14 contains a correct and complete list of (i) all salaried employees of Sellers as of March 31, 1998 to be offered employment by Purchaser as of the Closing Date (including a notation indicating which employees are managers or officers) and (ii) the approximate number of current hourly employees. Sellers have (or will have as of the Closing Date) paid to employees any bonuses earned in respect of any period ending on or prior to January 3, 1998 and all amounts in respect of salary and accrued but unused vacation time by any employee of the Business and, within thirty (30) days after the Closing Date, will have paid to employees any bonuses earned or accrued by any employee of the Business (whether or not yet due and payable) in respect of any portion of 1998 ending on or prior to the Closing Date.

         Section 3.15. SELLER EMPLOYEE BENEFIT PLANS.

                  (a) All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Sellers relating to employees involved in the conduct of the Business or any trade or business conducting the Business under common control with the Sellers (an "ERISA Affiliate"), within the meaning of Section 414 of the Code and all material bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs, policies or arrangements, any material employment, consulting or executive compensation agreements for the benefit of, or relating to, any employee, former employee or retiree of the Business, and written descriptions or any material oral arrangements or agreements with respect to the foregoing, currently maintained or maintained within the last three years by Parent, the Sellers or any ERISA Affiliate or under which Parent, the Sellers or any ERISA Affiliate has any liability in respect or current or former employees involved in the conduct of the Businesses are collectively, for purposes of this Section, referred to as the "Benefit Plans." All Benefit Plans are described on SCHEDULE 3.15.

                  (b) With respect to any Benefit Plan, except as set forth on
         SCHEDULE 3.15, (a) such Benefit Plan has been maintained in material compliance with ERISA, the Code, the terms of such Benefit Plan and other applicable Laws, Regulations, Rulings, and other guidance issued by the Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation, (b) a favorable determination letter has been obtained from the IRS, and a copy thereof delivered to the Purchaser, for any such Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified within the meaning of Section 401(a) of the Code, and since such determination letter, no event has occurred that would disqualify such Benefit Plan. No event has occurred that will or could subject such plan or arrangement to a Tax under Section 511 of the Code. Neither Parent, the Sellers nor any ERISA Affiliate maintains, has ever maintained or is obligated, or has ever been obligated, to contribute to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan (within the meaning of Section 4001 of ERISA).

                  (c) The Sellers have previously delivered to the Purchaser, with respect to each Benefit Plan, correct and complete copies of (a) the legal plan document (including, without limitation, all amendments thereto) and any trust agreements related thereto; (b) the most recent annual report (Form 5500 Series); and (c) the most recent summary plan description, as described in Section 102(a)(1) of ERISA.

                  (d) Each Benefit Plan or other arrangement which is a "group health plan" (as defined in Code Section 5000(b)(1)) has been operated and will continue to be operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, to the extent such requirements are applicable. Each Benefit Plan or other arrangement that is subject to Section 1862(b)(1) of the Social Security Act has been operated and will continue to be operated in material compliance with the secondary payor requirements of Section 1862(b)(1) of such Act.

                  (e) No Benefit Plan by or to which the Sellers or any ERISA Affiliate is a party, is bound or is otherwise liable, by its terms requires any payment or transfer of money, property or other consideration on account of or in connection with the sale, lease, exchange or transfer of either any shares of stock or any of the assets of Sellers or any ERISA Affiliate (whether or not any such payment would constitute a "parachute payment" or "excess parachute payment" within the meaning of Section 280G of the Code).

                  (f) Neither Sellers nor any ERISA Affiliate has incurred (nor has any event occurred which reasonably can be anticipated to result in Seller or any ERISA Affiliate incurring) any material loss in connection with any existing or previously existing Benefit Plan or other existing or previously existing arrangement (or any existing or previously existing plan that would be a Benefit Plan but for not covering any employee of the Business or natural person formerly employed in Business) that could become, on or after the Closing Date, an obligation or liability of Purchaser or give rise to any liens on any of the Assets.

         Section 3.16. LABOR RELATIONS. Since January 1, 1993, except as set forth in SCHEDULE 3.9 or SCHEDULE 3.16, (a) employees of Sellers have not been and are not represented by a labor organization which was either National Labor Relations Board ("NLRB") certified or voluntarily recognized or recognized under foreign law; (b) Sellers have not been and are not a signatory to a collective bargaining agreement with any labor organization; (c) no representation election petition has been filed by employees of Sellers or is pending with the NLRB and no union organizing campaign involving employees of Sellers have occurred or is in progress; (d) no NLRB unfair labor practice claims have been filed and/or are presently pending against Sellers or any labor organization representing their employees; (e) to the knowledge of Sellers, no handbilling, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of Sellers has occurred or is in progress; (f) no written claim for unpaid wages or overtime or for child labor or recordkeeping violations has been filed or is pending under the Fair Labor Standards Act, the Davis-Bacon Act, the Walsh-Healey Act, the Service Contract Act or any other Federal, state, local or foreign law, regulation, or ordinance, in each case relating to the

Business; (g) no citation has been issued by OSHA against Sellers and no notice of contest or OSHA administrative enforcement proceeding involving Sellers has been filed or is pending; (h) no citation of Sellers has occurred and no enforcement proceeding has been initiated or is pending under Federal or foreign immigration law; and/or (i) except as may result from Purchaser's failure to hire any current employees of Sellers, Sellers have not taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law ("WARN") or otherwise trigger notice requirements or liability under any local or state plant closing notice law. Sellers are in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours.

         Section 3.17. INSURANCE. SCHEDULE 3.17, to be furnished within 10 days of this Agreement, shall set forth a correct and complete list of Sellers' current insurance policies and coverages relating to the Assets and/or the Business, including names of carriers, amounts of coverage and premiums therefor. Sellers have made available to Purchaser correct and complete copies of all such insurance policies. The Assets and the Business have been and are insured by financially sound and reputable insurers in such amounts and against such risks as are reasonable in relation to the Business, and Sellers will use commercially reasonable efforts to maintain such insurance or its equivalent at least through the Closing Date.


         Section 3.18. ENVIRONMENTAL MATTERS

                  (a)      Definitions:

                  "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication confirmed in writing from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws at or Releases of Hazardous Materials from, to or at (i) any assets, properties or businesses of the Sellers or any predecessor in interest; or (ii) onto any facilities which received Hazardous Materials generated by the Sellers or any predecessor in interest.

                  "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment or for regulation of Hazardous Materials.

                  "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, where such punitive damages consequential damages or treble damages arise from or are alleged to arise from the acts of Seller, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Authority or any third party which relate to any violation of Environmental Law, Remedial Action, Release or threatened Release of Hazardous Materials from or onto (i) any property presently or formerly owned, occupied or operated by Sellers or any of its subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by Sellers or any of their subsidiaries or a predecessor in interest.

                  "Hazardous Materials" shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any radioactive or explosive materials and (e) friable asbestos.

                  "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

                  "Remedial Action" means all actions required by Environmental Laws to be taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

                  (b) Except as set forth in SCHEDULE 3.18(b) or as to any matters relating solely to the Excluded Assets or Excluded Liabilities:

                           (i) The operations of the Sellers are in full
                  compliance with Environmental Laws;

                           (ii) The Sellers have obtained and are in compliance
                  with all necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of the Sellers;

                           (iii) There has been no Release at any of the
                  properties presently or previously owned, occupied or operated by the Sellers or a predecessor in interest or to Sellers' knowledge, at any disposal or treatment facility which received

                  Hazardous Materials generated by the Sellers or any predecessor in interest which has or is reasonably likely to result in Environmental Liabilities;

                           (iv) No Environmental Claims have been asserted
                  against the Sellers or any predecessor in interest, nor do the Sellers have knowledge or notice of any threatened or pending Environmental Claim against the Sellers or any predecessor in interest which is reasonably likely to result in Environmental Liabilities;

                           (v) To Sellers' knowledge, no Environmental Claims
                  have been asserted against any facilities that may have received Hazardous Materials generated by the Sellers or any predecessor in interest which are reasonably likely to result in Environmental Liabilities; and

                           (vi) To Sellers' knowledge, Sellers further represent
                  that they have delivered to the Purchaser correct and complete copies of all material environmental reports, studies, investigations or correspondence regarding any material Environmental Liabilities of Sellers or any environmental conditions at any of the real estate owned, occupied or operated by Seller.

                  (c) Except as set forth in SCHEDULE 3.18(c) or as to matters relating solely to the Excluded Assets or Excluded Liabilities:

                           (i) Sellers have never used, operated or otherwise
                  maintained any underground storage tanks or associated piping (collectively "USTs") for the purpose of storing, dispersing or dispensing of gasoline, gasoline by-products or diesel fuel at any of the properties presently or previously owned, occupied or operated by Sellers. The term USTs does not include reservoirs associated with hydraulic lifts or hoists or any structure associated with an active oil-water separator that was not previously operated as an underground storage tank; and

                           (ii) There are no USTs located at any of the
                  properties presently or previously owned, occupied or operated by Sellers.

         Section 3.19. INTELLECTUAL PROPERTY. SCHEDULE 3.19(i) sets forth a correct and complete list of all patents and all copyright registrations owned by Sellers or their Affiliates and used or held for use in the Business (together with all software owned by Sellers, collectively, the "Seller-Owned Patents and Copyrights"). SCHEDULE 3.19(ii)(a) sets forth a correct and complete list of all trademarks, trade names, service marks and any and all registrations therefor owned by Sellers or their Affiliates used in connection with the Business other than the SPEEDY Marks (collectively, the "Seller-Owned Marks").
SCHEDULE 3.19(ii)(b) sets forth a correct and complete list of all the SPEEDY Marks. SCHEDULE 3.19(iii) sets forth a correct and complete list of all patents, copyrights, software, technology and processes used by Sellers in the Business pursuant to a license or other right granted by a third party (collectively, the "Licensed Patents and Copyrights"), provided that SCHEDULE 3.19(iii) does not require the listing of any "shrink wrap" software that Seller uses pursuant to a standard form license of the software licensor. SCHEDULE 3.19(iv) sets forth a correct and complete list of all trademarks, trade names, service marks and any and all registrations therefor used by Sellers in connection with the Business pursuant to a license or other right granted by a third party (collectively, the "Licensed Marks"). The items on SCHEDULES 3.19(i), (ii)(a),
(ii)(b), (iii) and (iv) shall be referred to as the "Intellectual Property." Sellers own each of the SPEEDY Marks and Seller-Owned Patents and Copyrights and each of the Seller-Owned Marks. Sellers have a license to use each of the Licensed Patents and Copyrights and each of the Licensed Marks. To the knowledge of Sellers, Sellers are not infringing the patent of any third party, but Sellers make no warranty that they are not infringing one or more patents of which they are not aware. Sellers shall use their commercially reasonable efforts to obtain consent to assignment or replacement of licenses to the Licensed Marks and the Licensed Patents and Copyrights, the need for which is indicated on SCHEDULE 3.19(iii) or (iv), as applicable (none of which are material to the Business). No written, or, to the knowledge of Sellers, oral claims are pending against or have been delivered to Sellers or any of their Affiliates by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Sellers of the Intellectual Property does not infringe in any material respect on any trademark, service mark, trade name, copyright, trade secret, right of privacy or right of publicity of any third party. SCHEDULE 3.19(v) sets forth a list of all states in which Sellers are operating the Business under a trade name, and each jurisdiction in which any such trade name is registered.

         Section 3.20. TRANSACTIONS WITH AFFILIATES. Except as set forth in
SCHEDULE 3.20, and other than Excluded Liabilities, (i) no shareholder, officer or director of Sellers or of any Affiliate of Sellers (including Speedy U.S.A. and Parent), (ii) to the knowledge of Sellers, Speedy U.S.A. or Parent, no person with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, and no entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons), (iii) to the knowledge of Sellers, Speedy U.S.A. or Parent, no Affiliate of any of the foregoing or (iv) neither Parent nor any other Affiliate of Sellers, has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Business or the Assets; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business. For purposes of this Agreement, "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. In addition, for purposes of this definition, "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         Section 3.21. BROKERS, FINDERS AND INVESTMENT BANKERS. Neither Parent, Speedy U.S.A., Sellers nor any of their officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein, except that Parent has retained, and is solely responsible for the fees and expenses of Capital Canada Limited as its financial advisors.

         Section 3.22. BANK ACCOUNTS. SCHEDULE 3.22 sets forth a correct and complete description of each of Sellers' bank accounts, lock box accounts and other accounts in which it holds the assets described in Section 1.3(a) (the "Bank Accounts").


                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers and Parent as follows:

         Section 4.1. ORGANIZATION. Monro and Purchaser are corporations duly organized, validly existing and in good standing under the laws of the State of New York and Delaware, respectively, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 4.2. AUTHORIZATION. Each of Monro and Purchaser has the full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the "Purchaser Ancillary Documents"), to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Purchaser Ancillary Documents by Monro or Purchaser, as applicable, the performance by Monro and Purchaser of its respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Monro and Purchaser. The boards of directors of Monro and Purchaser, and Monro as sole shareholder of Purchaser, have approved the execution, delivery and performance of this Agreement and each of the Purchaser Ancillary Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Purchaser Ancillary Documents will be as of the Closing Date, duly executed and delivered by Monro and Purchaser, as applicable, and do or will, as the case may be, constitute the valid and binding agreements of Monro and Purchaser, enforceable against it in accordance with their respective terms, except as the enforceability of such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         Section 4.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under or permit the acceleration of any obligation under, (a) any term or provision of the articles of incorporation or bylaws of Monro or Purchaser, (b) any contract, agreement, commitment, arrangement, understanding or other instrument (in each case whether oral or written) to which Monro or Purchaser is a party or to which Monro or Purchaser or any of their respective properties are subject, (c) any judgment, decree or order of any court or governmental authority or agency to which Monro or Purchaser is a party or by which Monro or Purchaser or any of their respective properties are bound or (d) any material statute, law, rule or regulation applicable to Monro or Purchaser. Except for compliance with the applicable requirements of (i) the HSR Act, (ii) state bulk sales laws, (iii) filing of UCC-3 termination statements and documents with respect to release of mortgages and (iv) as set forth in SCHEDULE 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Monro or Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Purchaser Ancillary Documents by Monro or Purchaser or the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents by Monro or Purchaser.

         Section 4.4. LEGAL PROCEEDINGS. There are no actions or proceedings pending or, to the knowledge of Monro or Purchaser, threatened in writing against, relating to or involving Monro or Purchaser, or any of their assets or properties which are reasonably likely to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated herein.

         Section 4.5. BROKERS, FINDERS AND INVESTMENT BANKERS. Neither Monro or Purchaser nor any of their officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein, except that Monro has retained, and is solely responsible for, the fees and expenses of Peter J. Solomon Company Limited and Peter J. Solomon Securities Company Limited as its financial advisor.

         Section 4.6 FINANCING. Monro and Purchaser have obtained a letter dated April 7, 1998 from The Chase Manhattan Bank ("Lender"), a copy of which has been delivered to the Sellers (the "Lender's Letter"). Prior to the Closing Date, Monro and Purchaser will furnish to Sellers copies of financing commitments promptly following execution thereof. By not later than the Closing, Monro shall have caused sufficient capital to have been contributed to Purchaser so that, with such capital and the net proceeds of any financing (if obtained), following the payment of the Purchase Price and all other necessary payments of fees and expenses and its other obligations in connection with the transactions contemplated by this Agreement, Purchaser will be solvent, adequately capitalized to conduct its business and capable of satisfying its obligations as they come due.


                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 5.1 CONDUCT OF BUSINESS BY SELLERS. From the date hereof until the Closing Date, Sellers will with respect to the conduct of Business, except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Purchaser:

                  (a) conduct the Business in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Business except those in the ordinary course of business and not otherwise prohibited under this
         Section 5.1;

                  (b) use their commercially reasonable efforts to preserve the goodwill of the Business in all material respects, keep the officers and employees of Sellers available to Purchaser (except to the extent of voluntary terminations of employment or termination for cause) and preserve the relationships of Sellers with customers, suppliers and other having business relations with the Business, except for the termination of relationships in the ordinary course of business;

                  (c) not create any new subsidiary except to hold Excluded Assets or Excluded Liabilities, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

                  (d) not dispose of or, to the extent practicable, permit to lapse any rights to the use of any material patent, trademark, trade name, license or copyright relating to the Assets or the Business, including, without limitation, any material Intellectual Property, or dispose of or disclose to any person, any trade secret, formula, process, technology or know-how material to the Assets or the Business not heretofore a matter of public knowledge;

                  (e) not (i) sell any assets other than Excluded Assets, the property contemplated by the Detroit Contract or inventory heretofore held for sale and sold in the ordinary course of business, (ii) contractually incur any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice; (iii) write-off (or establish reserves against uncollectibility for) any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (iv) writedown the value of any asset or investment (including, without limitation, any of the Assets) on the books or records of the Business, except for depreciation and amortization in the ordinary course of business consistent with past practice, (v) cancel any debt or waive any claims or rights except in the ordinary course of business consistent with past practice, (vi) make any commitment for any capital expenditure relating to the Business, in excess of $100,000 in the case of any single expenditure or $500,000 in the case of all capital expenditures, or (vii) establish any new reserves or increase any reserves already existing on Sellers' books other than in the ordinary course of business consistent with past practice based on information of which Sellers first become aware following the date hereof;

                  (f) not enter into, modify or extend (i) in any material respect the terms of any employment, severance or similar agreements with employees (provided that the Sellers will not make any changes applicable to employees generally except those required by law or favorable to the Sellers), (ii) in any manner the terms of any employment, severance or similar agreements with officers or directors, nor grant any increase in the compensation of officers, directors or employees involved in the Business, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment; provided that Sellers may grant increases to hourly employees on a case by case which are immaterial in amount or nature;

                  (g) not transfer or reassign any employee of the Business to a position with Parent or any Affiliate, and not transfer or reassign any employee of Parent or any Affiliate to a position with Sellers, without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser (and no such transfer or reassignment has occurred since December 15, 1997);

                  (h) maintain supplies and inventory of the Business in the ordinary course of business consistent with past practice;

                  (i) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

                  (j) perform in all material respects all of its obligations under all, and not default in any material respect or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default in any material respect under any, Seller Contracts, Real Property Leases, Personal Property Leases and Franchise Agreements and not amend any contract or commitment that is or would be a Seller Contract, Real Property Lease, Personal Property Lease or Franchise Agreement;

                  (k) use commercially reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained with respect to the Business;

                  (l) prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it with respect to the Business, and allow Purchaser, at its reasonable request, to review all such returns, reports, filings and amendments, other than with respect to Excluded Assets or Excluded Liabilities, at Sellers' offices during normal business hours upon prior request prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

                  (m) continue to maintain and service the Assets used in the conduct of the Business in all material respects consistent with past practice;

                  (n) continue to maintain the books and records of the Business in accordance with generally accepted accounting principles, consistently applied (to the extent applicable), and on a basis consistent with the past practice of the Business;

                  (o) continue the cash management practices of the Business in the ordinary course of business consistent with past practice, including maintenance of an average of not less than $175 in cash per Company-Owned Shop at the time of Closing;

                  (p) continue to fund their obligations, if any, with respect to the Seller Benefit Plans on a timely basis;

                  (q) preserve or renew any material Licenses relating to the Business;

                  (r) promptly notify Purchaser of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect; and

                  (s) comply with all of the requirements of any Environmental Law affecting the transfer of any property from the Seller to the Purchaser, including, but not limited to preparing and filing the necessary documentation in a timely manner.

         In connection with the continued operation of the Business between the date of this Agreement and the Closing Date, Sellers shall advise and confer on a regular basis with the chief executive officer of Purchaser and his designees with respect to material matters affecting or impacting the operations of the Business and will advise and consult in general with respect to the ongoing operations of the Business, including, without limitation, material matters regarding litigation (including, without limitation, any proposed settlement thereof), capital expenditures, credit approvals, environmental matters and Sellers' general business plans and strategies. Sellers acknowledge that if the Acquisition is not consummated Monro or Purchaser shall not be responsible for any decisions made by the officers or directors of Sellers with respect to matters which are the subject of such consultation.

         Section 5.2. INSPECTION AND ACCESS TO INFORMATION. From the date of this Agreement to the Closing Date or until this Agreement is terminated as provided in Article 8, Sellers shall (and shall cause their subsidiaries and officers, directors, employees, auditors and agents to) provide Purchaser and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives, as often as may be reasonably requested, reasonable access (including any reasonable requests for copies), upon prior notice, during normal business hours and under reasonable circumstances, to any and all of the premises, employees (including executive officers), properties, contracts, commitments, books, records and other information relating to the Business (excluding tax returns filed and those in preparation) and shall cause their officers to furnish to Purchaser and its authorized representatives, promptly upon reasonable request therefor, any and all financial, technical and operating data and other information pertaining to the Business, and otherwise fully cooperate with Purchaser's conduct of its due diligence. Until the Closing, all information provided or caused to be provided by Parent and Sellers pursuant to this Section 5.2 or otherwise disclosed to Purchaser in connection with the transactions contemplated by this Agreement shall be subject to that certain Confidentiality Agreement between Parent and Monro dated October, 1997.

         Without limiting the generality of the foregoing, Sellers and Parent shall reasonably cooperate with Purchaser's obtaining the financing required to consummate the transactions contemplated hereby, including, without limitation, providing such access and information as Purchaser and its accountants may reasonably require to audit, at Purchaser's expense, the Financial Statements of the Business for the year ended January 3, 1998.

         Section 5.3. NO SOLICITATION OF TRANSACTIONS. Neither of the Sellers nor Parent nor any of their Affiliates shall directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Sellers, Parent or any of their Affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by such entities to take any such action. Sellers shall notify Purchaser orally (within one business day) and in writing (as promptly as practicable) of all relevant terms of any such inquiries and proposals which Sellers, Parent or any of their Affiliates or any such offer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, and if such inquiry or proposal is in writing, Sellers shall deliver to Purchaser a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following with regard to or which includes all or any portion of the Business or the Assets: (a) any merger, consolidation, share exchange, business combination, stock sale or other similar transaction involving Sellers or Parent; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any material portion of the Assets or Business in a single transaction or series of transactions (other than the sale of Assets contemplated by this Agreement); or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 5.4. REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION. The parties hereto shall each use commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to the applicable Termination Date pursuant to
Section 8.1(d) in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees to take with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

                  (a) Sellers and Purchaser shall promptly make their respective filings and submissions and shall take all actions necessary, proper or advisable under applicable laws and regulations to consummate the transfer or assignment of any material Assets to be transferred in accordance with the terms of this Agreement, and obtain any required approval of any foreign, federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement. Sellers and Purchaser shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law, including, without limitation, under the HSR Act, in connection with the transactions contemplated by this Agreement;

                  (b) Each of the Sellers and Purchaser will use their good faith commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of the Sellers and Purchaser also agrees to discuss and consider in good faith any and all actions, including without limitation the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the transactions contemplated by this Agreement or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied;

                  (c) (i) Each of the Sellers and Parent shall give any notices to third parties, and each of the Sellers and Parent shall each use its commercially reasonable efforts (in consultation with each other) to obtain any third party consents (A) necessary or proper to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Schedules to this Agreement, (C) required, as listed on SCHEDULE 3.3(i), to avoid a violation of, conflict with, breach of, default under or acceleration of any obligation under any Seller Contracts, Real Property Leases Personal Property Leases or Franchise Agreements in connection with the consummation of the transactions contemplated in this Agreement or (D) required to prevent a Material Adverse Effect from occurring prior to the Closing Date or a material adverse effect on the Business as currently conducted after the Closing Date;

                           (ii) In the event that Sellers shall fail to obtain any third party consent described in subsection (c)(i) above, Sellers shall use commercially reasonable efforts both prior to and subsequent to the Closing Date, and shall take any commercially reasonable actions reasonably requested by Purchaser, including, without limitation, the use of commercially reasonable efforts to obtain those consents to assignment listed on SCHEDULE 3.3(i) which have not yet been obtained and delivered as of the Closing Date, to minimize any adverse effect upon the Business as currently conducted resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent. Subject to the immediately preceding sentence, such actions shall include, without limitation, if reasonably requested by Purchaser and if such action would not constitute a violation of applicable law or a breach of the applicable contract, the entering into of a management, sublease, license or other agreement with Purchaser or the granting of a power of attorney by Sellers to Purchaser to permit Purchaser to act on Sellers' behalf under the applicable contracts and agreements in order as nearly possible to put Purchaser in the same economic and operating position as if such consent had been obtained;

                  (d) Each party shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Sellers or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof and (ii) any failure of Sellers or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement in any material respect to be complied with or satisfied by any of them hereunder; and

                  (e) Without the prior written consent of Purchaser, Sellers will not terminate any employee of the Business except for cause if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

                  (f) Sellers shall use their commercially reasonable efforts to obtain and deliver estoppels from landlords under all Real Property Leases and, to the extent reasonably requested by Buyer, non-disturbance agreements from prime landlords where a Real Property Lease is a sublease and from the lender to the owner of any property which is the subject of a Real Property Lease, in each case, in a form reasonably satisfactory to Purchaser.

         Section 5.5. PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Parent and Monro, unless Parent or Monro are advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable stock exchange rule and then only after making a reasonable attempt to comply with the provisions of this Section.

         Section 5.6. SUPPLEMENTS TO SCHEDULES. From time to time up to the Closing Date, Sellers will promptly supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule the substance of which, taken together with all other supplements and amendments, discloses matters which would reasonably be expected to have a Material Adverse Effect prior to the Closing or a Material Adverse Effect on the Business as currently conducted after the Closing shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2 or 6.3 of this Agreement unless such supplement or amendment is accepted by Purchaser in writing in its sole discretion; PROVIDED, HOWEVER, that if the Closing occurs, all Schedules hereto shall be deemed amended to reflect any supplements or amendments delivered to Purchaser pursuant to this Section 5.6.

         Section 5.7. OFFER OF EMPLOYMENT. Purchaser shall offer employment as of the Closing Date to each of the employees of the Business listed on Schedule 3.14, and those shop employees hired in the ordinary course of business through the Closing Date. Employees that are offered and accept employment with the Purchaser shall be referred to as "Transferred Employees." All Transferred Employees shall be eligible from and after the Closing Date to participate fully, to the extent they participate in Sellers' group health plan immediately prior to the Closing Date, in all comparable group health plans of Purchaser, subject to pre-existing condition limitations of Purchaser's group health plans.

         Section 5.8. EMPLOYEE BENEFIT PLANS. Sellers shall cause employees of the Business who are participants in the Speedy Car-X Retirement Savings Plan (the "Seller Plan") to be fully vested as of the Closing Date. As of the Closing Date, Seller Plan shall be liable for payment of such account balances in accordance with the terms of Seller Plan.

         Section 5.9. TRANSFER TAXES. Purchaser and Sellers shall cooperate in the preparation, execution, filing and audit of all returns, questionnaires, applications, or other documents with respect to any transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes (including any interest and penalties) (collectively, "Transfer Taxes") which are imposed as a result of the transactions contemplated hereby. Purchaser and Sellers shall each pay 50% of any and all Transfer Taxes that may be imposed with respect to the transactions contemplated by this Agreement regardless of the identity of the party having liability for any such Taxes under applicable law.

         Section 5.10. FINANCIAL STATEMENTS. Prior to the Closing, Sellers shall deliver to Purchaser within 15 business days following the end of each month,
(i) a regularly prepared statement of operating income of the Business for such month which statement shall have been prepared (A) from and shall be in accordance with the books and records of Sellers and shall fairly present in all material respects the results of operations for the periods set forth therein and (B) in accordance with GAAP applied during the periods involved (subject to lack of footnotes and normal year-end audit adjustments and the exceptions to GAAP disclosed in SCHEDULE 5.10), (ii) a certificate of the chief financial officer of each Seller certifying that such financial statements delivered pursuant to clause (i) have been prepared in accordance with the requirements of this Section 5.10, and (iii) a report as to the monthly sales by Shop with comparable sales data by Shop for the same month in the prior year.

         Section 5.11. ENVIRONMENTAL INFORMATION AND DOCUMENTATION.

                  (a) Prior to Closing, Sellers shall comply with all Environmental Laws governing the transfer of the Assets from Sellers to Purchaser and provide Purchaser all necessary documentation demonstrating satisfactory compliance with those Environmental Laws.

                  (b) Prior to the Closing, Sellers shall provide to Purchaser all of the information and documentation more fully set forth on
         SCHEDULE 5.11. In the event Sellers are unable to provide Purchaser information and documentation set forth on SCHEDULE 5.11 prior to Closing, Sellers shall demonstrate to Purchaser's reasonable satisfaction that Sellers have used their best efforts to obtain such information and documentation.

         Section 5.12. ACCESS TO BOOKS AND RECORDS. Following the Closing, Purchaser shall provide Sellers with reasonable access to all books and records and provide Sellers with such cooperation, assistance and access to personnel as Sellers may reasonably request with respect to the tax basis of the Assets and the filing of all transfer tax returns during normal business hours upon prior notice, provided that such access shall be subject to the execution of a mutually agreeable confidentiality agreement (which agreement shall not be unreasonably withheld).

         Section 5.13. NONSOLICITATION. Sellers and Parent hereby agree that neither of the Sellers, nor any of their respective Affiliates shall, during the period ending two years after the date hereof, in any manner, directly or by assisting others, employ or attempt to employ, on their behalf or on behalf of any other person, firm or corporation, any employee of the Business who is offered employment by Purchaser except, in the case of shop-level employees, where the employment of such employee with the Business has been terminated.

         Section 5.14. Restrictions on Competitive Activities.

                  (a) In consideration of the transactions contemplated hereunder and other valuable consideration, including the payment referred to in Section 2.2, Sellers, Speedy U.S.A. and Parent agree that, for a period expiring ten years from the Closing Date, none of Sellers, Parent or any of their Affiliates will (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholder or equity owner in any corporation or other entity, in any business that markets or offers services or products relating to the repair and replacement of automotive parts or servicing of automobiles and other vehicles, including, without limitation, under the "Car-X" name, in the markets listed on Schedule 5.14(a)(i); PROVIDED, HOWEVER, that nothing in this
         Section 5.14(a) shall prohibit (A) the granting of a Car-X franchise in the markets listed on SCHEDULE 5.14(a)(i), and the operation, sale or transfer thereof by the franchisee (except to Sellers or their Affiliates), (B) the operations by Seller of any leased shop listed on
         SCHEDULE 6.1(c)(i) as to which consent to assignment has not been obtained within 90 days following closing and, accordingly, as to which the Store Management Agreement (referred to in Section 6.2(n)) has terminated and the amount escrowed in respect thereof pursuant to
         Section 6.2(m) has been returned to Purchaser or (C) the ownership of shares of capital stock representing less than 5.0% of the outstanding shares of any class of equity securities listed on a national securities exchange or quoted on NASDAQ National Market System; (ii) in any way use the name "Speedy" or any derivative thereof in the United States of America, except to the extent necessary for Parent to comply with statutory or regulatory requirements or to the extent specifically permitted in Section 5.19 hereof; provided that such exception shall not permit the operation of any business by the Sellers or their Affiliates in the United States which is not otherwise permitted by this Section 5.14, or (iii) in any way use any proprietary information of Purchaser or Monro.

                  (b) If any provision contained in this Section 5.14 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 5.14, but this Section 5.14 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Parent and Sellers acknowledge that Purchaser and Monro would be irreparably harmed by any breach of this Section 5.14 and that there would be no adequate remedy at law or in damages to compensate Purchaser and Monro for any such breach and that, in addition to any relief at law which may be available to Purchaser for such violation or breach or regardless of any other provision in this Agreement, Purchaser shall be entitled to injunctive and other equitable relief as the court may grant after considering the intent of this Section 5.14.

         Section 5.15. TITLE INSURANCE. Purchaser shall use its commercially reasonable efforts to obtain (within 45 days of the date hereof) title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Purchaser, agreeing to issue to Purchaser standard form owner's (or lessee's, as the case may be) policies of title insurance with respect to all Real Property and Leased Real Property, together with a copy of each document to which reference is made in such commitments. In the case of Real Property, such policies shall be standard ALTA 1992 Form B owner's policies in the full amount of that portion of the Purchase Price reasonably allocated respectively to each subject parcel of Real Property, insuring good and marketable title thereto (expressly including any and all easements and other appurtenances). In the case of Leased Property, such policies shall be standard ALTA Form 1992 leasehold owner's policies and in such amounts as shall be reasonably acceptable to Purchaser. If the ALTA 1992 Form B owner's policy or ALTA form 1992 leasehold policy is not available for issue in the jurisdiction where a parcel of Real Property or Leased property is located, Purchaser may substitute the then current form of owner's or leasehold owner's policy then in use in that jurisdiction. Purchaser shall, within 12 business days after receipt of any of such title insurance commitments, deliver a copy thereof to the Sellers, together with written notice of any exceptions to title and matters relating to title other than Permitted Exceptions ("Unpermitted Exceptions"), and the Sellers shall deal with such Unpermitted Exceptions as provided in
Section 5.17 hereof. Such notice from Purchaser shall also specify special endorsements which Purchaser may reasonably request with respect to any such parcel of Real Property or Leased Real Property (including, but not limited to, an endorsement deleting the standard creditor's rights exclusion, if requested by Purchaser or Purchaser's lender). The cost of such title insurance shall be shared equally by Purchaser and Sellers; provided that Sellers shall bear the cost of any of the corrective actions required under Section 5.17. Purchaser shall notify Sellers of the estimated cost of such title insurance and allow Sellers the opportunity to comment thereon, within 2 business days of receipt of such estimate, prior to entering into any binding commitment to obtain such title insurance.

         Section 5.16. SURVEYS. Prior to the Closing, Purchaser, at its option, may obtain surveys of all Real Property and all Leased Real Property prepared in accordance with ALTA/ASCM Standards, and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Real Property and such other matters as may be reasonably requested by Purchaser or the title insurance companies and customary for transactions or properties of this type, each prepared by a registered land surveyor to Purchaser. The cost of such surveys shall be shall be shared equally by Purchaser and Sellers. Purchaser shall notify Sellers of the estimated cost of such surveys and allow Sellers the opportunity to comment thereon, within 2 business days of receipt of such estimate, prior to entering into any binding commitment to obtain such surveys.

         Section 5.17. CORRECTION OF TITLE MATTERS. Sellers shall use commercially reasonable efforts to have such Unpermitted Exceptions cleared and removed from the respective title commitment or to have the title insurer commit to Purchaser's reasonable satisfaction to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. Sellers shall be obligated to remove mortgages, deeds of trust or other liens or encumbrances of a definite and ascertainable amount, which the parties agree may be removed by the use of the proceeds of sale at the Closing; provided, that with respect to any such lien or encumbrance that Sellers are contesting or wish to contest, Sellers may deposit in escrow with the title insurer funds sufficient in amount to cause such liens or encumbrances to be insured over by the title insurer.

         Section 5.18. COLLECTION OF RECEIVABLES. Following the Closing, in the event that an account debtor under accounts receivable relating to the Business and arising both before and after the Closing Date tenders payment to either Sellers or Purchaser without identifying the specific receivable to which such payment relates, such payment shall be applied to the outstanding receivables in the order of creation, and Purchaser shall reasonably cooperate with Sellers, but without expense or loss to Purchaser, in Sellers' collection of such receivables from such account debtors. Sellers and Purchaser shall promptly deliver to the other any payments received from account debtors following the Closing Date which are properly payable to the other under the terms of this Agreement.

         Section 5.19. CLOSED SHOPS. In the event that, during the 90-day period following the Closing, Sellers fail to obtain consent to assignment to Purchaser of any Real Property Lease listed on Schedule 6.1(c)(i) as contemplated by
Section 6.1(c), the related shop shall revert to Sellers and the escrowed allocated value shall revert to Purchaser, as provided in the Real Escrow Agreement referred to in Section 6.2(m), and the Store Management Agreement referred to in Section 6.2(n) shall terminate. Upon such termination, Sellers shall operate such Shops, at Sellers' option, (i) under a name other than "Speedy" or (ii) as a franchise of Purchaser pursuant the standard form Speedy franchise agreement in the United States in use as of the date hereof, provided that no royalties or other franchise fees shall be paid by Purchaser in connection with any such franchise arrangement. Sellers, however, shall pay, with respect to any Shops operated as franchises, a proportionate share (based on each such Shop's gross sales relative to the other shops of the Purchaser in the market area) of the cost of the formulation, development, production, media and all other cost of any advertising and promotion prepared for and conducted in or benefiting each such Shop's market area, and Sellers may terminate any such franchise arrangements at any time without penalty; provided that upon termination of such franchise arrangement, Sellers may not operate such shops under the "Speedy" name or any derivation thereof. If Sellers notify Purchaser during such 90-day period that they are closing such Shop, at Sellers' option Sellers may elect to sell to Purchaser, and Purchaser shall purchase from Sellers, at a closing within 15 days of such notice for an amount equal to the net book value thereof on such closing date, the inventory (other than Non-Returnable Inventory), removable equipment and removable fixtures at such Shop

         Section 5.20. REVIEW OF OFFERING MEMORANDUM. At Seller's option, prior to the time of any offering of securities to be issued by Purchaser or Monro in connection with the financing contemplated by Section 6.2(i), Sellers and their representatives shall have the opportunity to review and comment on a prompt basis on drafts of any offering memorandum and other offering documents to be used by Purchaser or Monro in connection with such offering.

         Section 5.21 RETURN OF BRAKE CORES. Purchaser shall cooperate with Sellers in returning for Sellers' credit to one or more brake suppliers promptly following the Closing the Brake Cores located on the Closing Date at the Company-Owned Stores; provided that the Sellers shall use their reasonable best efforts to return any Brake Cores located on the Company-Owned Stores to such suppliers prior to the Closing Date.


                                   ARTICLE 6.

                                   CONDITIONS

         Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  (a) INJUNCTION. As of the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental or regulatory agency of competent jurisdiction to the effect that the purchase and sale of the Business and the Assets may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any court, governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such court or agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

                  (b) CONSENTS. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental agency or public or regulatory unit, agency, body or authority required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Material Adverse Effect prior to the Closing or a Material Adverse Effect on the Business as currently conducted after the Closing.

                  (c) REAL PROPERTY CONSENTS. Sellers shall have obtained and delivered to Purchaser on or prior to the Closing Date consents to the assignment to Purchaser of Real Property Leases listed on SCHEDULE 6.1(c)(i) and SCHEDULE 6.1(c)(ii), other than Real Property Leases relating to properties having an aggregate allocated value of not more than $2,000,000, based on the values allocated to each such property as reflected on Schedule 6.1(c)(ii), in a form satisfactory to Purchaser.

                  (d) TITLE INSURANCE. Purchaser shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Closing Date, conforming to the specifications set forth in Section 5.15, with respect to all Real Property and Leased Real Property, other than Unpermitted Exceptions having a cost to cure of $500,000 or less, provided that if a title policy with respect to a parcel of Real Property or Leased Real Property is unable to be issued, the allocated value of such property shall be used in lieu of the cost to cure.

         Section 6.2. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for those representations or warranties made as of a specific date which shall be true and correct as of such date), except where the breaches of such representations and warranties, in the aggregate, would not have a Material Adverse Effect prior to the Closing or a Material Adverse Effect on the Business as currently conducted after the Closing.

                  (b) PERFORMANCE OF OBLIGATIONS OF SELLERS AND PARENT. Sellers and Parent shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.

                  (c) No Material Adverse Change. Between the date of this Agreement and the Closing, there shall not have been (nor shall Purchaser have become aware of) any material adverse change, or any extraordinary event which could reasonably be expected to result in a material adverse change (which shall not include any adverse change in general economic, business or industry conditions), in or affecting the assets, liabilities, results or operations, financial condition or business of the Business.

                  (d) CERTIFICATE. Parent shall have delivered to Purchaser a certificate of its chief executive and chief financial officers as to compliance with the conditions set forth in Sections 6.2(a), (b) and
         (c).

                  (e) OPINION OF SELLERS' COUNSEL. Purchaser and, at Purchaser's request, any person providing financing to Purchaser in connection with the Acquisition, shall have received an opinion of Foley & Lardner dated the Closing Date, in the form attached hereto as EXHIBITS F.

                  (f) MATERIAL CONTRACTS. Purchaser shall have received written consents to the assignment of the Seller Contracts or written waivers of the provisions of the Seller Contracts requiring the consents of third parties as set forth in SCHEDULE 6.2(f).

                  (g) BILL OF SALE. Sellers shall have executed and delivered to Purchaser the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as EXHIBIT D and, if requested by Purchaser, separate leasehold and other assignments.

                  (h) DEEDS. Sellers shall have executed and delivered to Purchaser deeds in the form required by Section 3.5(a).

                  (i) FINANCING. Purchaser shall have obtained all financing required to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. Purchaser shall have received the Financial Statements as at January 3, 1998 and for the year then ended audited by Price Waterhouse LLP as contemplated by the last sentence of Section 5.2.

                  (j) TRANSFER OF SPEEDY NAME. Sellers shall have caused the exclusive right, title and interest in the use of the name "Speedy Muffler King" and all variants thereof in the United States to have been duly and validly transferred to Purchaser.

                  (k) TRANSITION SERVICES AGREEMENT. Sellers and Parent shall have executed and delivered to Purchaser a Transition Services Agreement embodying the terms described on Exhibit G.

                  (l) FINANCIAL CONDITIONS. For the fiscal period from January 4, 1998 to the earlier of May 30, 1998 and the Closing Date, the aggregate sales from the "Speedy" shops open for at least a 53 week period as of the Closing Date ("Comparable Shops") shall be no less than 90% of the aggregate sales from the Comparable Shops for the fiscal period from December 29, 1996 to May 24, 1997; and, if the Closing has not occurred by May 31, 1998, for the period from May 31, 1998 to the Closing Date, the aggregate sales of the Comparable Shops shall be no less than 85% of the aggregate sales from the Comparable Shops during the comparable period in 1997.

                  (m) REAL ESTATE ESCROW. Sellers shall have executed and delivered to Purchaser a Real Estate Escrow Agreement in the form attached hereto as Exhibit H funded by Purchaser in an amount equal to the aggregate allocated value of the properties listed on Schedule 6.1(c)(i) as to which consents have not been obtained by Closing (the "Real Estate Escrow Amount").

                  (n) STORE MANAGEMENT AGREEMENT. Sellers shall have executed and delivered to Purchaser a Store Management Agreement, in mutually agreeable form, with respect to the properties listed on Schedule 6.1(c)(i) and 6.2(c)(ii) as to which consents have not been obtained by Closing, providing for the management of such stores by, at the expense of, and for the account of, Purchaser, during the 90-day period following the Closing Date.

         Section 6.3. CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Monro set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for those representations or warranties made as of a specific date which shall be true and correct as of such date), except where the breaches of such representations and warranties, in the aggregate, would not have a material adverse effect on the Purchaser or Monro or on their ability to perform their obligations hereunder.

                  (b) PERFORMANCE OF OBLIGATIONS BY PURCHASER AND MONRO. Purchaser and Monro shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.

                  (c) CERTIFICATE. Monro shall have delivered to Sellers a certificate of its chief executive and chief financial officers as to compliance with the conditions set forth in Sections 6.3(a) and (b).

                  (d) OPINIONS OF PURCHASER COUNSEL. Sellers shall have received the opinion of Schulte Roth & Zabel LLP dated the Closing Date, to the effect set forth on EXHIBIT E.

                  (e) BILL OF SALE. Purchasers shall have executed and delivered to Sellers the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as EXHIBIT D.

                  (f) REAL ESTATE ESCROW. Purchaser shall have executed and delivered to Seller the Real Estate Escrow Agreement and funded the same as contemplated in Section 6.2(m).

                  (g) STORE MANAGEMENT AGREEMENT. Purchaser shall have executed and delivered to Sellers a Store Management Agreement, in mutually agreeable form, with respect to the properties listed on Schedule 6.1(c)(i) and 6.1(c)(ii) as to which consents have not been obtained by Closing, providing for the management of such stores by, at the expense of, and for the account of, Purchaser, during the 90-day period following the Closing Date.


                                   ARTICLE 7.

                                     CLOSING

         Section 7.1. CLOSING. The consummation of the transactions contemplated by this Agreement are herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur at 10:00 a.m. on a date mutually agreeable to Parent and Monro not later than the fifth business day following satisfaction or waiver of each of the closing conditions specified in Article 6 hereof. The Closing shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York, or at such other place as Parent and Monro shall agree.

         Section 7.2. ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

                  (a) Sellers shall deliver to Purchaser (i) such bills of sale, assignments, endorsements, certificates of title, special or limited warranty deeds with respect to the Real Property, and other good and sufficient instruments and documents of conveyance and transfer (including, without limitation, the Bill of Sale and Assignment), in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in Purchaser all of Sellers' right, title and interest in and to the Assets, including, without limitation, (A) good and valid title in and to all of the Assets (including, without limitation, the Real Property and motor vehicles) owned by Seller on the Closing Date, (B) good and valid leasehold interests in and to all of the Assets leased by Sellers as lessee on the Closing Date and (C) all of Sellers' rights under all agreements, contracts, commitments, leases, instruments and other documents included in the Assets to which Sellers are a party or by which they have rights on the Closing Date, and simultaneously with such delivery, all such reasonable steps will be taken as may be required to place Purchaser in actual possession and operating control of the Assets and (ii) certificates satisfying the requirements of
         Section 1445 of the Code and Section 1.1445-2(b) of the Treasury Regulations thereunder (certifying as to the non-foreign status of the Sellers); and

                  (b) Purchaser shall deliver to Sellers the following:

                           (i) the Purchase Price deliverable pursuant to
                  Section 2.1 hereof; and

                           (ii) the Assumption Agreement.

                  (c) The parties hereto also shall deliver to each other the documents and instruments referred to in Article 6 hereof and such other documents and instruments as Sellers and Purchaser (or their respective counsel) shall reasonably request.

         Section 7.3. FURTHER ASSURANCES. Sellers and Parent from time to time shall, at or after the Closing, at Purchaser's request, execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets (including, without limitation, the Real Property), or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                                   ARTICLE 8.

                                   TERMINATION

         Section 8.1. TERMINATION. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

                  (a)      in writing by mutual consent of Parent and Monro;

                  (b) by notice from Parent to Monro if one or more of the conditions set forth in Sections 6.1 and 6.3 hereof shall become impossible of fulfillment;

                  (c) by notice from Monro to Parent if one or more of the conditions set forth in Sections 6.1 and 6.2 hereof shall become impossible of fulfillment; or

                  (d) by notice from either Monro or Parent to the other if the Acquisition shall not have been consummated on or before (i) July 13, 1998, if the Sellers have caused the condition set forth in Section 6.1(c) to be satisfied on or before June 22, 1998, and otherwise (ii) 20 days after the Sellers have caused the condition set forth in
         Section 6.1(c) to be satisfied, but in no event later than August 11, 1998 (unless in any case the failure to consummate the Acquisition by such date shall be due to the action or failure to act of the party or its Affiliate seeking to terminate this Agreement, including, without limitation, any breach of its obligations under Section 5.4).

         Section 8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or stockholders, except for obligations under Section 5.5,
Article 10 (other than Sections 10.11 and 10.14) and this Section, all of which shall survive the Termination Date; provided, however, that if (i) Purchaser fails to consummate the transactions contemplated hereby by the date set forth in Section 8.1(d) by reason solely of a failure of the condition set forth in the first sentence of Section 6.2(i), where each of the other conditions to its obligation to close set forth in Sections 6.1 and 6.2 have been satisfied, or
(ii) Monro terminates the Agreement pursuant to Section 8.1(c) on the basis that the condition in the first sentence of Section 6.2(i) will not be fulfilled other than by reason of Sellers' being in breach of this Agreement, then Purchaser shall pay to Sellers as liquidated damages for Sellers' costs and lost opportunity damages and not as a penalty, the sum of $1,000,000 by wire transfer of immediately available funds to an account designated by Sellers, such payment to be Sellers' exclusive remedy for such failure and to be made within three (3) days of such event. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement.


                                   ARTICLE 9.

                                 INDEMNIFICATION

         Section 9.1. INDEMNIFICATION OBLIGATIONS OF SELLERS. Subject to the provisions of Sections 9.3, 9.4 and 9.5, Sellers, Speedy U.S.A. and Parent, jointly and severally shall indemnify, defend and hold harmless Purchaser, Monro and their subsidiaries and Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, Environmental Liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement in accordance with Section 9.3, costs of investigation and reasonable attorneys' fees and expenses) (collectively, "Losses") arising out of or relating to:

                  (a) any Excluded Asset or Excluded Liability;

                  (b) all or any portion of any Assumed Liability (other than (i) liabilities arising after the Closing Date under Real Property Leases and Assumed Contracts and (ii) Environmental Liability) that is not included as a liability on the Statement of Net Assets;

                  (c) all or any portion of any Assumed Liability of a nature reflected on the Statement of Net Assets that is in excess of the amount of such Assumed Liability included as a liability on the Statement of Net Assets;

                  (d) any breach or inaccuracy of any representation or warranty made by Sellers in this Agreement or in any Seller Ancillary Document (except for any breach or inaccuracy of any representation or warranty under Section 3.18, which shall be governed by Section 9.1(k));

                  (e) any breach of any covenant, agreement or undertaking made by Sellers in this Agreement or in any Seller Ancillary Document;

                  (f) except for any matters related to Excluded Assets or Excluded Liabilities (which shall be governed by Section 9.1(a)), (i) any Releases or threatened Releases of Hazardous Materials at or from the property owned or operated, or formerly owned or operated, by the Sellers or a predecessor in interest to the extent such Releases or threatened Releases result from conditions in existence on or prior to the Closing Date; (ii) any violations of Environmental Laws in existence at, or prior to, the Closing Date; (iii) any Environmental Claims related to conditions in existence at or prior to the Closing Date; and (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported, or disposed by the Sellers or a predecessor in interest;

                  (g) any fraud by Sellers or any of their Affiliates in connection with the transactions contemplated hereby;

                  (h) any failure or inability of Sellers to obtain consents to the assignment of the Seller Contracts listed on SCHEDULE 3.3(i);

                  (i) any breach or inaccuracy of the representation of Sellers in Section 3.3(b) as to Real Property Leases or any claim by a landlord that its consent to assignment of any real property lease was required and was not obtained;

                  (j) the costs or expenses of obtaining consents to the assignment of any Real Property Leases;

                  (k) any breach or inaccuracy of the representation or warranty made by Sellers in Section 3.18 in this Agreement; or

                  (l) any failure to Sellers to have completed any of the matters referred to in Schedule 1.4(b) and Section 5.11(a) by the Closing Date.

The Losses of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses"; PROVIDED, HOWEVER, that Purchaser shall not be entitled to indemnification for any type of Loss to the extent that there is a reserve for such type of Loss on the Statement of Net Assets, in which case Purchaser Losses shall only include the Losses of that type in excess of such reserve.

         Section 9.2. INDEMNIFICATION OBLIGATIONS OF PURCHASER. Subject to the provisions of Sections 9.3, 9.4 and 9.5, Purchaser and Monro, jointly and severally shall indemnify and hold harmless Sellers, Parent and their subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all Losses arising out of or relating to:

                  (a) any of the Assumed Liabilities, except to the extent such Assumed Liabilities constitute Purchaser Losses pursuant to Section 9.1(b) or 9.1(c);

                  (b) any breach or inaccuracy of any representation or warranty in this Agreement or in any Purchaser Ancillary Document;

                  (c) any breach of any covenant, agreement or undertaking made by Purchaser or Monro in this Agreement or in any Purchaser Ancillary Document;

                  (d) Purchaser's failure to (i) offer employment to those employees of the Business to whom it has agreed to offer employment as of the Closing Date in accordance with Section 5.7 hereto or (ii) make available the health plan benefits required by this Agreement;

                  (e) the conduct of the Business after the Closing Date, except to the extent that any Loss of the Seller Indemnified Parties arising therefrom (i) is an Excluded Liability or (ii) results directly from facts or circumstances for which the Purchaser Indemnified Parties are entitled to indemnification from Sellers under Section 9.1; and

                  (f) any third-party claims against Seller Indemnified Parties arising out of any securities offering by Monro or Purchaser undertaken in connection with the financing contemplated by Section 6.2(i); provided, however, that this shall not include any claims by Sellers or their Affiliates hereunder or otherwise based on a failure or a delay in the financing contemplated in Section 6.2(i).

The Losses of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

         Section 9.3. INDEMNIFICATION PROCEDURE.

                  (a) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Purchaser Losses or Seller Losses (as the case may be), such Indemnified Party shall notify Purchaser or Sellers within 30 days, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; PROVIDED, HOWEVER, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                  (b) If the Indemnifying Party assumes the defense of a claim pursuant to Section 9.3(a), no Indemnified Party may settle or compromise such claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim at no cost to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective Affiliates.

                  (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify in reasonable detail the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the agreement or the final judgment (with respect to litigation and arbitration not subject to further appeal) of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

         Section 9.4. CLAIMS PERIOD. For purposes of this Agreement, a "Claims Period" shall be the period after the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article 8 during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall terminate as follows:

                  (a) with respect to Purchaser Losses arising under Section 9.1(d) with respect to any breach or inaccuracy of any representation or warranty in Section 3.2, the third sentence of Section 3.5(a), the third sentence of Section 3.5(d), Sections 3.20 and 3.21 (collectively, the "Seller Surviving Representations") or under Sections 9.1(a), 9.1(e) (as to the covenants in Section 5.13 and 5.14), 9.1(g), 9.l(h), 9.1(i) and 9.1(j) (collectively, the "Seller Surviving Obligations"), the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation);

                  (b) with respect to Seller Losses arising under Section 9.2(b) with respect to any breach or inaccuracy of any representation or warranty under Section 4.2 or Section 4.5 (collectively, the "Purchaser Surviving Representations"), or under Sections 9.2(a), (d), (e) or (f) (collectively, the "Purchaser Surviving Obligations") the Claims Period shall continue indefinitely, except as limited by law (including any applicable statutes of limitation);

                  (c) with respect to Purchaser Losses arising under Section 9.1(f) or Section 9.1(k) (collectively the "Seller Surviving Environmental Obligations), the Claims Period shall terminate on the third anniversary of the Closing Date; and

                  (d) with respect to all other Purchaser Losses or Seller Losses arising under this Agreement, the Claims Period shall terminate on the date that is eighteen months after the Closing Date.

         Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

         Section 9.5. LIABILITY LIMITS.

                  (a) Except with respect to Purchaser Losses arising under Sections 9.1(i) and 9.1(j), which shall be recoverable to the extent such Losses in the aggregate exceed $10,000, none of the Purchaser Indemnified Parties shall be entitled to recover from the Seller Indemnifying Parties and none of the Seller Indemnified Parties shall be entitled to recover from the Purchaser Indemnifying Parties unless and until the total of all Seller Losses or Purchaser Losses, as the case may be, with respect to any inaccuracy or breach of any such representations or warranties or breach of or default in the performance of any covenants, undertakings or other agreements, whether such claims are brought under this Section 9 or otherwise, exceed, in the aggregate, $250,000 (the "Deductible Amount") and then only to the extent of such excess. In no event shall the aggregate liability of the Seller Indemnified Parties with respect to Purchaser Losses or the Purchaser Indemnified Parties with respect to Seller Losses exceed $10,000,000 (the "Cap Amount"). Notwithstanding the foregoing, the provisions of the immediately preceding sentence shall not apply to:
         (i) Purchaser Losses arising under or pursuant to any Seller Surviving Representations and/or Seller Surviving Obligations, Sellers Losses arising under or pursuant to any Purchaser Surviving Representations and/or Purchaser Surviving Obligations, or as a result of fraud or (ii) the Assumed Liabilities, the Excluded Assets and the Excluded Liabilities, (iii) any Purchaser Losses or Seller Losses arising out of any intentional breach of any covenant contained in this Agreement or any Purchaser Ancillary Document or Seller Ancillary Document, (iv) the payment of the Adjustment, or (v) any Purchaser Losses arising out of breach of the representations and warranties set forth in Sections 3.13, 3.15 and 3.16.

                  (b) The amount which an Indemnifying Party is required to pay to, for, or on behalf of any other party pursuant to this Section 9 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party and other amounts paid by any other person in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereafter sometimes called an "Indemnity Payment". If an Indemnified Party shall have received or shall have paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive directly or indirectly insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnified Party shall promptly pay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts provided the same does not exceed an amount equal to the payment actually made by the Indemnifying Party. Without limiting the generality of the foregoing, the Sellers' indemnification obligations with respect to breaches of the representations and warranties contained in Section 3.5 hereof shall be reduced or eliminated to the extent that Purchaser recovers under the title insurance policies referred to in Section 6.1(d) for the facts giving rise to such breach, and Purchaser shall, diligently pursue such recovery prior to requiring an indemnification payment by Sellers in respect thereof.

                  (c) Notwithstanding anything to the contrary contained herein,
         (i) the Sellers' indemnification obligations with respect to a breach of a representation and warranty contained in Section 3.5(a) relating to title to a particular parcel of Real Property shall be limited to an amount equal to the maximum amount of title insurance coverage obtained on such parcel as contemplated by
         Section 6.1(d) regardless of whether such indemnification obligations relate to a matter covered under such title insurance, as contemplated by Section 9.5(b) above and (ii) the Sellers' indemnification obligations with respect to Purchaser Losses arising under Section 3.18, Section 9.1(f) and 9.1(k) shall be governed solely and exclusively by Section 9.6 and Purchaser shall have no other right of indemnification against Sellers with respect to such Purchaser Losses regardless whether such other rights may exist.

         Section 9.6. SELLER SURVIVING ENVIRONMENTAL OBLIGATIONS. All Purchaser actions or inactions resulting in a Seller Surviving Environmental Obligation ("Purchaser Environmental Actions") shall be subject to the following and secured by the Environmental Escrow Amount which will be placed in escrow in accordance with the provisions of the Environmental Escrow Agreement attached as Exhibit A hereto. Sellers' liability for Seller Surviving Environmental Obligations shall be limited solely to the Environmental Escrow Amount and Environmental Liabilities arising from Shops 2030, 2072 and 3105, as fully set forth on SCHEDULE 1.4:

                  (a) Within 30 days of Purchaser's receipt of a notice of or information regarding Sellers' Surviving Environmental Obligations or an Environmental Claim that could lead to a Purchaser Environmental Action, Purchaser shall provide notice to Sellers of any Purchaser Environmental Actions, as well as any Environmental Liability. As soon as practicable Purchaser shall provide Sellers with a preliminary estimate of the cost and timing that may be necessary to address the issue.

                  (b) Purchaser shall conduct all Purchaser Environmental Actions in a cost effective and commercially reasonable manner consistent with the industry custom and practice or as otherwise required by Environmental Law or a governmental authority.

                  (c) Purchaser shall use its best efforts to keep Sellers informed of the status of all Purchaser Environmental Actions.

                  (d) Purchaser shall as soon as practicable provide Sellers with copies of written correspondence received from any regulatory agency with jurisdiction over any Purchaser Environmental Action, or any third party related to a Purchaser Environmental Action.

                  (e) Purchaser shall as soon as practicable provide notice to Sellers of any oral communications with any regulatory agency with jurisdiction over any Purchaser Environmental Action, where such communications are initiated by such agencies.

                  (f) Intrusive investigations for the presence of USTs of the subsurface at any Real Property or Leased Property shall be conducted in a commercially reasonable manner according to industry custom and practice. Purchaser agrees to refrain from such intrusive investigations unless necessitated by site conditions, Environmental Law or the operational requirements of the Assets and the Business.

                  (g) Sellers shall retain the right to pursue any other indemnification, reimbursement or cost recovery claims that they may have arising out of any Purchaser Environmental Action, including but not limited to, claims for reimbursement under any applicable state petroleum tank reimbursement fund, lease, contract or applicable law. Purchaser shall provide Sellers with reasonable assistance to secure such retained rights including allowing Sellers to seek such indemnification, reimbursement or cost recovery in Purchaser's name; provided, however, that in no event shall Purchaser have to bear the cost of pursuing and such recovery or reimbursement which shall be undertaken at the sole expense of Sellers. Any amounts recovered from such sources shall be remitted to Seller.

         Section 9.7. COMPLIANCE WITH BULK SALES LAWS. Purchaser and Sellers hereby agree and acknowledge that neither Purchaser nor Sellers shall be required to comply with the bulk transfer laws of any jurisdiction. The Sellers shall, jointly and severally, indemnify the Purchaser and hold the Purchaser harmless from and against any and all claims, costs, losses and damages which may be incurred by the Purchaser with respect to any claim made by any creditors of either Seller against or in respect of the Purchaser or any of the Assets arising out of the failure to comply with any such bulk transfer or bulk sales laws.

         Section 9.8. INVESTIGATIONS. The respective representations and warranties of Purchaser and Sellers contained herein or in any certificate or other document delivered by any party prior to the Closing and the rights to indemnification set forth in Section 9 shall not be deemed waived or otherwise affected by any investigation made by or knowledge of a party hereto.

         Section 9.9. EXCLUSIVE REMEDY. The parties hereto agree that the remedies provided by this Article 9 shall be the sole and exclusive remedy of Purchaser, Sellers and Parent for any claim or cause of action arising out of or related to the negotiation, execution, delivery and performance or breach of this Agreement (whether such claim or cause of action is based on breach of contract, misrepresentation, tort, violation of statute or otherwise including, but not limited to, Environmental Laws), other than claims for injunctive relief as provided herein or to enforce the provisions of this Agreement.

                                   ARTICLE 10.

                            MISCELLANEOUS PROVISIONS

         Section 10.1. NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made (a) on the date delivered if delivered in person, (b) on the date after delivery to a reputable overnight courier, fees prepaid, (c) upon transmission by facsimile if receipt is confirmed by telephone or (d) on the fifth business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), if addressed or transmitted as follows:

         To Monro or Purchaser:

         Monro Muffler Brake, Inc.
         200 Holleder Parkway
         Rochester, New York 14615
         Attn.:  Jack M. Gallagher
         Facsimile:  716-647-0945

         with a copy to:

         Schulte Roth & Zabel LLP
         900 Third Avenue
         New York, New York 10022
         Attn.:  Marc Weingarten, Esq.
         Facsimile:  (212) 593-5955

         To Sellers or Parent:

         Speedy Muffler King Inc.
         365 Bloor Street East
         Suite 1200
         Toronto, Ontario Canada
         M4W3M7
         Attn.:  Martin Goldfarb
         Facsimile:  (416) 221-2214

         with a copy to:

         Foley & Lardner
         One IBM Plaza
         Suite 3300
         330 N. Wabash Avenue
         Chicago, Illinois 60611
         Attn.:  Stephen M. Slavin
         Facsimile:  (312) 755-1925

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

         Section 10.2. SCHEDULES AND EXHIBITS. The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         Section 10.3. ASSIGNMENT; SUCCESSORS IN INTEREST. No assignment or transfer by Monro, Purchaser, Parent or Sellers of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto; PROVIDED, that Monro or Purchaser may assign the right to acquire Assets or Assumed Liabilities to one or more of their

Affiliates or to a financing source to facilitate a financing; PROVIDED FURTHER that no such assignment shall relieve Purchaser or Monro of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

         Section 10.4. NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         Section 10.5. CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

         Section 10.6. CONTROLLING LAW; INTEGRATION; AMENDMENT. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to New York's choice of law rules. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof (including, without limitation, that certain letter agreement between Parent, Speedy (U.S.A.) Inc., Bloor, Car-X and Monro, dated as of December 15, 1997, but excluding that certain Confidentiality Agreement between Parent and Monro dated as of October, 1997 which confidentiality agreement shall survive until the Closing, or if this Agreement is terminated, indefinitely) and constitutes the entire agreement among the parties hereto. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

         Section 10.7. SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 10.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

         Section 10.9. ENFORCEMENT OF CERTAIN RIGHTS. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         Section 10.10. WAIVER. Any agreement on the part of a party hereto to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 10.11. VALUATION FOR TAX REPORTING PURPOSES. Prior to the Closing Date, Sellers and Purchasers shall agree as to the allocation of the Purchase Price among the Assets and to the covenant not to compete set forth in
Section 5.14, which allocation shall be made in accordance with Section 1060 of the Code. Sellers, Parent, Monro and Purchaser agree (i) to jointly complete and separately file Form 8594 with their respective Federal income tax returns for the tax year in which the Closing Date occurs in a manner consistent with such agreed allocation and (ii) not to take any position on any Tax Return before any governmental agency charged with the collection of any Tax or in any judicial proceeding that is inconsistent with such agreed allocation.

         Section 10.12. FEES AND EXPENSES.

                  (a) Each of the Sellers, Parent, Purchaser and Monro shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel. Without limiting the generality of the preceding sentence, Purchaser shall pay all required filing fees under the HSR Act.

                  (b) All fees, costs and expenses of any judicial, arbitrated or other official proceedings (other than those contemplated in Section 2.4) brought relating to any controversy or claim arising out of or relating to this Agreement and the transactions contemplated hereby shall be paid by the non-prevailing party (as determined by the judge(s), jury, arbitrator(s) or the fact finder which rendered a decision in the proceeding) to such proceeding. Such fees, costs and expenses shall include court costs and other fees and expenses of the fact finder that heard the proceeding and the reasonable attorneys', accountants', experts and other out-of-pocket fees and expenses of the prevailing party incurred in connection with such proceeding. The parties shall instruct the fact finder in any such proceeding to make the determination contemplated by this paragraph. If the fact finder determines that neither party is the prevailing party, each party will bear its own costs of such proceeding.

         Section 10.13. GUARANTEE. Monro hereby unconditionally and irrevocably guarantees to Sellers the due and punctual payment by Purchaser of (a) any amounts that are due and payable to Sellers pursuant to Sections 2.1, 2.2, 2.5 and Section 10.12 and (b) any amounts that are due and payable in respect of Purchaser's indemnification obligations under Article 9. Parent hereby unconditionally and irrevocably guarantees to Purchaser the due and punctual payment by Sellers of (a) any amounts that are due and payable to Purchaser under Section 2.2, Section 2.5, Section 2.6 and Section 10.12 and (b) any amounts that are due and payable in respect of Seller's indemnification obligations under Article 9. Each of Monro and Parent agrees that its respective obligations hereunder are absolute and unconditional, irrespective of the validity or enforceability of or any change and/or amendment to this Agreement, the institution or absence of any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge of, or defense to, a guarantor. Each of Monro and Parent hereby unconditionally waives (x) protest, presentment, filing of claims with the court in the event of bankruptcy, liquidation, reorganization or similar case or proceeding of Purchaser or Sellers, respectively, (y) any right to require that a Seller or Purchaser proceed first against the Purchaser or a Seller, respectively, or any other person or pursue any other remedy available to Seller or Purchaser, respectively, and (z) the right to consent to any act, omission or delay which might in any manner or to any extent vary the risk, reduce the liability or otherwise operate as a discharge of Monro or Parent. If a Seller or Purchaser, respectively, elects not to pursue Purchaser or a Seller, respectively, or any other person or pursue any or all remedies available, then upon receipt of payment from Monro or Parent, a Seller or Purchaser, respectively, will, to the extent permitted by applicable law, assign, transfer or otherwise convey all rights and remedies a Seller or Purchaser, respectively, may have relating to such circumstance or claim forthwith to Monro or Parent, respectively.

         Section 10.14. COOPERATION ON TAXES. Purchaser and Sellers will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended tax return or claim for refund, determining a liability for taxes or a right to a refund of taxes or conducting any audit or any other proceeding in respect of taxes. Each party shall use its reasonable efforts to make its employees and agents (including its attorneys, accountants and other professionals) available to the other on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Purchaser and Sellers will provide such cooperation and assistance at their own expense, PROVIDED, HOWEVER, that all out-of-pocket fees and expenses, including fees and expenses of outside accountants and lawyers, shall be paid by the party requesting such cooperation and assistance. Notwithstanding the preceding sentence, if in connection with an examination by any taxing authority, Purchaser or Sellers must expend extraordinary employee time or other resources to provide such assistance, the reasonable costs of such extraordinary employee time or other resources, including a pro rata portion of salaries and benefits, shall be paid by the party requesting such assistance. Purchaser will retain all material records or other documents relating to tax matters of Sellers for taxable periods through the Closing Date until six months after the expiration of the statute of limitations (including any extensions) applicable to such returns and other documents. Any information pertaining to Sellers' taxes shall be kept confidential by Purchaser.

         Upon the expiration of any statute of limitations (including any extensions), with respect to a taxable period, Purchaser shall offer to provide to Sellers all records with respect to such period before destroying such records.

         Section 10.15. KNOWLEDGE. For purposes of this Agreement, "knowledge" as of any date that a representation and warranty is given by any party hereto shall mean the actual knowledge after due inquiry (i) with respect to Seller, of the management of Sellers and Parent at the level of vice president and above and all of the regional managers of Sellers as of such date, and (ii) with respect to Purchaser, the management of Purchaser or Parent at the level of vice president and above as of such date, and "knows" has a correlative meaning.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                  SPEEDY MUFFLER KING INC.

                                  By:    /s/ Mary Jane Allen
                                     --------------------------------------
                                  Title:  Treasurer
                                         ----------------------------------


                                  BLOOR AUTOMOTIVE INC.

                                  By:    /s/ Mary Jane Allen
                                     --------------------------------------
                                  Title:  Controller
                                         ----------------------------------



                                  SPEEDY CAR-X INC.

                                  By:    /s/ Mary Jane Allen
                                     --------------------------------------
                                  Title:  Controller
                                         ----------------------------------


                                  SPEEDY (U.S.A.), INC.

                                  By:    /s/ Mary Jane Allen
                                     --------------------------------------
                                  Title:  Controller
                                         ----------------------------------


                                  SPEEDY HOLDING CORP.

                                  By:    /s/ Jack M. Gallagher
                                     --------------------------------------
                                  Title:  President
                                        -----------------------------------

                                  MONRO MUFFLER BRAKE, INC.

                                  By:    /s/ Jack M. Gallagher
                                     --------------------------------------
                                  Title:    President
                                        -----------------------------------

CONFIDENTIAL


                            ASSET PURCHASE AGREEMENT


                                  by and among

                            SPEEDY MUFFLER KING INC.,

                             BLOOR AUTOMOTIVE INC.,

                               SPEEDY CAR-X INC.,

                             SPEEDY (U.S.A.), INC.,

                              SPEEDY HOLDING CORP.

                                       and

                            MONRO MUFFLER BRAKE, INC.

                              As of April 13, 1998


                                TABLE OF CONTENTS

                                                                                                            Page

ARTICLE 1.   PURCHASE AND SALE...............................................................................2

         Section 1.1.   Purchase and Sale....................................................................2

         Section 1.2.   Included Assets......................................................................2

         Section 1.3.   Excluded Assets......................................................................4

         Section 1.4.   Assumption of Assumed Liabilities....................................................6

         Section 1.5.   Excluded Liabilities.................................................................6

ARTICLE 2.   PURCHASE PRICE..................................................................................7

         Section 2.1.   Purchase Price.......................................................................7

         Section 2.2.   Payment of Purchase Price............................................................8

         Section 2.3.   Statement of Net Assets..............................................................8

         Section 2.4.   Arbitration..........................................................................9

         Section 2.5.   Post-Closing Adjustment.............................................................10

         Section 2.6.   Interest............................................................................10

         Section 2.7.   The Escrow Fund.....................................................................10

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF SELLERS......................................................10

         Section 3.1.   Organization........................................................................10

         Section 3.2.   Authorization.......................................................................11

         Section 3.3.   Absence of Restrictions and Conflicts...............................................11

         Section 3.4.   Capitalization of Sellers; Subsidiaries.............................................12

         Section 3.5.   Ownership of Assets and Related Matters.............................................12

         Section 3.6.   Financial Statements................................................................15

         Section 3.7.   No Undisclosed Liabilities..........................................................16

         Section 3.8.   Absence of Certain Changes..........................................................16

         Section 3.9.   Legal Proceedings...................................................................17

         Section 3.10.  Compliance with Law.................................................................17

         Section 3.11.  Seller Contracts....................................................................18

         Section 3.12.  Franchise Agreements................................................................18

         Section 3.13.  Tax Returns; Taxes..................................................................18


                                      (i)

         Section 3.14.   Officers and Employees.............................................................19

         Section 3.15.   Seller Employee Benefit Plans......................................................19

         Section 3.16.   Labor Relations....................................................................21

         Section 3.17.   Insurance..........................................................................21

         Section 3.18.   Environmental Matters..............................................................22

         Section 3.19.   Intellectual Property..............................................................24

         Section 3.20.   Transactions with Affiliates.......................................................25

         Section 3.21.   Brokers, Finders and Investment Bankers............................................25

         Section 3.22.   Bank Accounts......................................................................25

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................25

         Section 4.1.    Organization.......................................................................25

         Section 4.2.    Authorization......................................................................26

         Section 4.3.    Absence of Restrictions and Conflicts..............................................26

         Section 4.4.    Legal Proceedings..................................................................27

         Section 4.5.    Brokers, Finders and Investment Bankers............................................27

         Section 4.6     Financing..........................................................................27

ARTICLE 5.   CERTAIN COVENANTS AND AGREEMENTS...............................................................27

         Section 5.1     Conduct of Business by Sellers.....................................................27

         Section 5.2.    Inspection and Access to Information...............................................30

         Section 5.3.    No Solicitation of Transactions....................................................30

         Section 5.4.    Reasonable Efforts; Further Assurances; Cooperation................................31

         Section 5.5.    Public Announcements...............................................................33

         Section 5.6.    Supplements to Schedules...........................................................33

         Section 5.7.    Offer of Employment................................................................33

         Section 5.8.    Employee Benefit Plans.............................................................33

         Section 5.9.    Transfer Taxes.....................................................................34

         Section 5.10.   Financial Statements...............................................................34

         Section 5.11.   Environmental Information and Documentation........................................34

         Section 5.12.   Access to Books and Records........................................................34

         Section 5.13.   Nonsolicitation....................................................................35

         Section 5.14.   Restrictions on Competitive Activities.............................................35


                                      (ii)

         Section 5.15.   Title Insurance....................................................................36

         Section 5.16.   Surveys............................................................................36

         Section 5.17.   Correction of Title Matters........................................................37

         Section 5.18.   Collection of Receivables..........................................................37

         Section 5.19.   Closed Shops.......................................................................37

         Section 5.20.   Review of Offering Memorandum......................................................38

         Section 5.21    Return of Brake Cores..............................................................38

ARTICLE 6.   CONDITIONS.....................................................................................38

         Section 6.1.    Conditions to Each Party's Obligations.............................................38

         Section 6.2.    Conditions to Obligations of Purchaser.............................................39

         Section 6.3.    Conditions to Obligations of Sellers...............................................41

ARTICLE 7.   CLOSING........................................................................................42

         Section 7.1.    Closing............................................................................42

         Section 7.2.    Items to be Delivered at Closing...................................................42

         Section 7.3.    Further Assurances.................................................................42

ARTICLE 8.   TERMINATION....................................................................................43

         Section 8.1.    Termination........................................................................43

         Section 8.2.    Effect of Termination..............................................................43

ARTICLE 9.   INDEMNIFICATION................................................................................44

         Section 9.1.    Indemnification Obligations of Sellers.............................................44

         Section 9.2.    Indemnification Obligations of Purchaser...........................................45

         Section 9.3.    Indemnification Procedure..........................................................46

         Section 9.4.    Claims Period......................................................................47

         Section 9.5.    Liability Limits...................................................................48

         Section 9.6.    Seller Surviving Environmental Obligations.........................................49

         Section 9.7.    Compliance with Bulk Sales Laws....................................................50

         Section 9.8.    Investigations.....................................................................50

         Section 9.9.    Exclusive Remedy...................................................................51

ARTICLE 10.   MISCELLANEOUS PROVISIONS......................................................................51

         Section 10.1.   Notices............................................................................51


                                     (iii)

         Section 10.2.   Schedules and Exhibits.............................................................52

         Section 10.3.   Assignment; Successors in Interest.................................................52

         Section 10.4.   Number; Gender.....................................................................52

         Section 10.5.   Captions...........................................................................52

         Section 10.6.   Controlling Law; Integration; Amendment............................................53

         Section 10.7.   Severability.......................................................................53

         Section 10.8.   Counterparts.......................................................................53

         Section 10.9.   Enforcement of Certain Rights......................................................53

         Section 10.10.  Waiver.............................................................................53

         Section 10.11.  Valuation For Tax Reporting Purposes...............................................53

         Section 10.13.  Guarantee..........................................................................54

         Section 10.14.  Cooperation on Taxes...............................................................55

         Section 10.15.  Knowledge..........................................................................55


                                      (iv)


                                    SCHEDULES
Schedule 1.2(f)            -        List of Material Assumed Contracts
Schedule 1.2(j)            -        List of Markets for use of SPEEDY Marks
Schedule 1.2(p)            -        List of Excluded Records
Schedule 1.3(n)            -        List of other Excluded Assets
Schedule 1.4(a)            -        List of types of Other Accruals
Schedule 1.4(b)            -        List of Sites to be Remediated or Delisted
Schedule 2.2               -        List of Webster Shop Assets
Schedule 3.1               -        List of jurisdictions in which Sellers are qualified to do business
Schedule 3.3(i)            -        Third Party Consents
Schedule 3.3(ii)           -        Other governmental and regulatory consents
Schedule 3.4               -        Ownership interests held by Sellers
Schedule 3.5(a)(i)         -        List of Real Property and related matters
Schedule 3.5(a)(iii)       -        List of exceptions to possession of Real Property
Schedule 3.5(a)(iv)        -        List of structural defects of buildings on Real Property
Schedule 3.5(b)(i)         -        List of Real Property Leases
Schedule 3.5(c)            -        Fixed Asset Ledger of the Business
Schedule 3.5(d)(i)         -        Exceptions to title of Assets
Schedule 3.5(d)(ii)        -        List of material defects in production equipment
Schedule 3. 5(d)(iii)      -        Assets owned by third parties which are located on premises of Sellers
Schedule 3.5(d)(iv)        -        Detailed Fixed Asset Inventory by Location
Schedule 3.5(f)            -        List of third party options
Schedule 3.6               -        Exceptions to GAAP
Schedule 3.7               -        List of certain liabilities and obligations of Sellers involving or affecting the Business or the Assets
Schedule 3.8(b)            -        List of material changes since the Balance Sheet Date
Schedule 3.9               -        List of legal proceedings
Schedule 3.10(i)           -        List of Licenses
Schedule 3.10(ii)          -        List of OSHA violations since January 1, 1995
Schedule 3.11(i)           -        List of certain Seller Contracts
Schedule 3.11(ii)          -        List of Material Defaults
Schedule 3.12              -        List of Franchise Agreements
Schedule 3.13              -        List of Tax Audits and Deficiencies
Schedule 3.14              -        List of (i) all employees of Sellers to be offered Employment, and (ii) the approximate number of current hourly employees
Schedule 3.15              -        List of Benefit Plans
Schedule 3.16              -        List of certain labor relations matters
Schedule 3.17              -        List of Sellers' insurance policies and coverages relating to the Assets and/or the Business
Schedule 3.18(b)           -        List of certain environmental matters
Schedule 3.18(c)                    List of USTs and gasoline USTs
Schedule 3.19(i)           -        List of Seller-Owned Patents and Copyrights

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
Schedule 3.19(ii)(a)       -        List of certain Seller-Owned Marks other than SPEEDY Marks
Schedule 3.19(ii)(b)       -        List of SPEEDY Marks
Schedule 3.19(iii)         -        List of all Licensed Patents and Copyrights
Schedule 3.19(iv)          -        List of all Seller Licensed Marks
Schedule 3.19(v)           -        List of all jurisdictions in which Sellers are operating the Business under a tradename and jurisdictions in which any such tradenames are registered
Schedule 3.20              -        List of transactions with Affiliates
Schedule 3.22              -        List of Bank Accounts
Schedule 4.3               -        Other governmental and regulatory consents
Schedule 5.10              -        Exceptions to GAAP
Schedule 5.11              -        List of Sites Requiring Additional Environmental Documentation
Schedule 5.14(a)(i)        -        List of Speedy Markets
Schedule 6.1(c)(i)         -        Schedule of Real Property Leases where consent may be withheld by landlord in its discretion
Schedule 6.1(c)(ii)        -        Schedule of Real Property Leases where consents may not be unreasonably withheld by landlord
Schedule 6.2(f)            -        List of Non-Lease Consents required to be delivered at Closing



                                    EXHIBITS

Exhibit A           Form of Environmental Escrow Agreement
Exhibit B           Form of Statement of Net Assets
Exhibit C           Statement of Methods for Determining Net Assets
Exhibit D           Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit E           Form of Opinion of Schulte Roth & Zabel LLP
Exhibit F           Form of Opinion of Foley & Lardner
Exhibit G           Transition Services Outline
Exhibit H           Form of Real Estate Escrow Agreement



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

                                  DEFINED TERMS
                                  -------------

         The following is a list of the defined terms used in this Agreement:

Defined Terms                                                                                    Section
-------------                                                                                    -------
Acquisition..................................................................................    Recitals
Adjusting Payment............................................................................    2.5
Affiliate....................................................................................    3.20
Affiliated Group.............................................................................    1.5(e)
Agreement....................................................................................    Recitals
Applicable Benefit Plan......................................................................    3.15
Arbitrator...................................................................................    2.4
Assets.......................................................................................    1.1
Assumed Contracts............................................................................    1.2(g)
Assumed Liabilities..........................................................................    1.4
Balance Sheet ...............................................................................    3.6
Balance Sheet Date...........................................................................    3.8(a)
Bank Accounts................................................................................    3.22
Benefit Plan.................................................................................    3.15
Bloor........................................................................................    Recitals
Bloor Business...............................................................................    Recitals
Brake Cores..................................................................................    1.2(l)
Business.....................................................................................    Recitals
Car-X........................................................................................    Recitals
Car-X Business...............................................................................    Recitals
Cash.........................................................................................    1.3(a)
CCA..........................................................................................    3.18
CERCLA.......................................................................................    3.18
Claims Period................................................................................    9.4
Closing......................................................................................    7.1
Closing Date.................................................................................    7.1
Code.........................................................................................    3.13
Comparable Shops.............................................................................    6.2(l)
Company-Owned Shops..........................................................................    Recitals
Competing Transaction........................................................................    5.3
control......................................................................................    3.20
Cutoff Time..................................................................................    1.3(a)
CWA..........................................................................................    3.18
Deductible Amount............................................................................    9.5(a)
Delivery Date................................................................................    2.3
Detroit Contract.............................................................................    1.2(f)
Discoverer...................................................................................    Recitals
Disputed Items...............................................................................    2.3
Environmental Claims.........................................................................    3.18

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

Environmental Holdback Amount................................................................    2.2
Environmental Laws...........................................................................    3.18
Environmental Liabilities....................................................................    3.18
ERISA........................................................................................    3.15
ERISA Affiliate..............................................................................    3.15
Excluded Agreements..........................................................................    1.3(d)
Excluded Assets..............................................................................    1.3
Excluded Liabilities.........................................................................    1.5
Excluded Real Property.......................................................................    1.3(b)
Excluded Subsidiary..........................................................................    1.3(c)
FIFO.........................................................................................    2.3(c)
Financial Statements.........................................................................    3.6
Franchise Agreements.........................................................................    3.12
Franchised Shops.............................................................................    Recitals
GAAP.........................................................................................    2.3
Hazardous Materials..........................................................................    3.18
HSR Act......................................................................................    3.3
Indemnifiable Loss...........................................................................    9.5(b)
Indemnified Party............................................................................    9.3(a)
Indemnifying Party...........................................................................    9 3(a)
Indemnity Payment............................................................................    9.5(b)
Intellectual Property........................................................................    1.2(j)
knowledge....................................................................................    10.15
knows........................................................................................    10.15
Leased Real Property.........................................................................    1.2(e)
Lender.......................................................................................    4.6
Lender's Letter..............................................................................    4.6
Licensed Marks...............................................................................    3.19
Licensed Patents and Copyrights..............................................................    3.19
Licenses.....................................................................................    3.10
Liens........................................................................................    3.5(a)
LIFO.........................................................................................    2.3(c)
Losses.......................................................................................    9.1
Material Adverse Effect......................................................................    3.1
Monro........................................................................................    Recitals
Monthly Financials...........................................................................    3.6
Net Assets...................................................................................    2.3(a)
New Credit Facility..........................................................................    1.5(a)
NLRB.........................................................................................    3.16
Note Guarantees..............................................................................    1.5(a)
Notice of Dispute............................................................................    2.3
Order........................................................................................    5.4(b)
OSHA.........................................................................................    3.10
Parent.......................................................................................    Recitals
Permitted Liens..............................................................................    3.5(a)
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                                     (viii)

Person.......................................................................................    3.20
Personal Property............................................................................    3.5(c)
Personal Property Lists......................................................................    3.5(c)
Pre-Closing Tax Period.......................................................................    3.13
Prime Rate...................................................................................    2.6
Proprietary Intellectual Property............................................................    3.19
Purchase Price...............................................................................    2.1
Purchaser....................................................................................    Recitals
Purchaser Ancillary Documents................................................................    4.2
Purchaser Environmental Actions..............................................................    9.6
Purchaser Indemnified Parties................................................................    9.1
Purchaser Losses.............................................................................    9.1
Purchaser Surviving Obligations..............................................................    9.4(b)
Purchaser Surviving Representations..........................................................    9.4(b)
PW Rochester.................................................................................    2.3(c)
PW Toronto...................................................................................    2.3(d)
RCRA.........................................................................................    3.18
Real Estate Escrow Amount....................................................................    6.2(m)
Real Property................................................................................    1.2(i)
Real Property Leases.........................................................................    1.2(e)
Release......................................................................................    3.18
Remedial Action..............................................................................    3.18
Review Period................................................................................    2.3
Sellers......................................................................................    Recitals
Seller Ancillary Documents...................................................................    3.2
Seller Contracts.............................................................................    3.11
Seller Indemnified Parties...................................................................    9.2
Seller Losses................................................................................    9.2
Seller-Owned Marks...........................................................................    3.19
Seller-Owned Patents and Copyrights..........................................................    3.19
Seller Plan..................................................................................    5.8
Seller Surviving Environmental Obligations...................................................    9.4(c)
Seller Surviving Obligations.................................................................    9.4(a)
Seller Surviving Representations.............................................................    9.4(a)
Seller's Financial Statements................................................................    3.6
Senior Notes.................................................................................    1.5(a)
Shops........................................................................................    Recitals
Speedy.......................................................................................    Recitals
SPEEDY Marks.................................................................................    1.2(j)
Statement of Net Assets......................................................................    2.3
Tax..........................................................................................    3.13
Tax Return...................................................................................    3.13
Termination Date.............................................................................    8.1
Transfer Taxes...............................................................................    5.10
Transferred Employees........................................................................    5.7


                                      (ix)

Unpermitted Exceptions.......................................................................    5.15
Webster Shop.................................................................................    1.3(h)
WARN.........................................................................................    3.16


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